  As filed with the Securities and Exchange Commission on October 12, 2000
                                                      Registration No. 333-41796

================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                           ________________________

                               AMENDMENT NO. 2
                                      TO
                                   FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                SONIC SOLUTIONS
          (Exact Name of Sonic Solutions as Specified in Its Charter)

           California                          7373                     93-0925818
(State or other jurisdiction of    (Primary Standard Industrial      (I.R.S. Employer
 incorporation or organization)     Classification Code Number)    Identification No.)

      101 Rowland Way, Ste 110, Novato, California 94945, (415) 893-8000 (Address, including zip code, and telephone number, including area code, of
                 Sonic Solutions' principal executive offices)

                   Robert J. Doris, Chief Executive Officer
       101 Rowland Way, Ste 110, Novato, California 94945 (415) 893-8000 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                           ________________________

                                  Copies to:

                 August J. Moretti                        A. Clay Leighton
          Heller Ehrman White & McAuliffe                  Sonic Solutions
           2500 Sand Hill Road, Suite 100             101 Rowland Way, Ste. 110
         Menlo Park, California 94025-7063            Novato, California 94945
             Telephone: (650) 234-4229                Telephone: (415) 893-8000
             Facsimile: (650) 234-4299                Facsimile: (415) 893-8008

     Approximate date of commencement of proposed sale to the public: As soon as practicable following the effectiveness of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.[_]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering: [_] _______________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_] _______________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [_]

                           ________________________

                        CALCULATION OF REGISTRATION FEE

====================================================================================================================
                                                                 Proposed            Proposed
                                                                  Maximum             Maximum
                                               Amount            Offering            Aggregate         Amount of
          Title of Securities                  to be               Price             Offering         Registration
            to be Registered                 Registered        Per Share(1)          Price(2)            Fee(3)
--------------------------------------------------------------------------------------------------------------------
Common Stock, no par value                   2,500,000           $4.03125            $10,078,125      $2,661.00
--------------------------------------------------------------------------------------------------------------------

====================================================================================================================

(1) In accordance with Rule 416 under the Securities Act of 1933, common stock offered hereby shall also be deemed to cover additional securities to be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices of the common stock on the Nasdaq National Market on July 18, 2000, as reported in The Wall Street Journal.

(3) Previously paid.

                           ________________________

          Sonic Solutions hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until Sonic Solutions shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

PRELIMINARY PROSPECTUS - SUBJECT TO COMPLETION. DATED OCTOBER __, 2000

                                SONIC SOLUTIONS


                               2,500,000 Shares
                                 Common Stock

     This prospectus may be used only for the resale of up to 2,500,000 shares of common stock by Kingsbridge Capital. See "Selling Security Holder." Kingsbridge may acquire these shares from us pursuant to the private equity line agreement which we executed with Kingsbridge on May 4, 2000. Kingsbridge will receive all of the proceeds from the sale of the shares and will pay all underwriting discounts and selling commissions, if any, applicable to the sale of the shares. Under the private equity agreement, however, we will receive the proceeds from the sale of the shares to Kingsbridge in an aggregate total amount of up to $20,000,000. Pursuant to this prospectus we will pay the expenses incurred in registering the shares, including legal and accounting fees.

     Our common stock trades on the Nasdaq National Market under the symbol "SNIC". On September 6, 2000, the closing price for our common stock, as reported on the Nasdaq National Market, was $3.1875 per share.

     Beginning on page 2, we have listed several "RISK FACTORS" which you should consider. You should read the entire prospectus carefully before you make your investment decision.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. Kingsbridge is offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the shares.


     The date of this Prospectus is October __, 2000.

                               TABLE OF CONTENTS

                                                                                         Page
                                                                                         ----
SUMMARY INFORMATION....................................................................     1

RISK FACTORS...........................................................................     2

USE OF PROCEEDS........................................................................     6

THE EQUITY LINE AGREEMENT..............................................................     6

SELLING SECURITY HOLDER................................................................     8

PLAN OF DISTRIBUTION...................................................................     8

THE BUSINESS...........................................................................     9

COMPANY OPERATIONS.....................................................................    23

PROPERTIES.............................................................................    27

MARKET FOR SONIC SOLUTIONS' COMMON EQUITY AND RELATED STOCKHOLDER MATTERS..............    28

SELECTED FINANCIAL DATA................................................................    29

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
OPERATIONS.............................................................................    30

MANAGEMENT.............................................................................    35

EXECUTIVE COMPENSATION.................................................................    37

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR  AND FISCAL YEAR END OPTION VALUES.....    39

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.........................    40

DESCRIPTION OF CAPITAL STOCK...........................................................    41

LEGAL MATTERS..........................................................................    42

EXPERTS................................................................................    42

INDEX TO FINANCIAL STATEMENTS..........................................................   F-1

INDEPENDENT AUDITORS' REPORT...........................................................   F-2

                            ______________________

                              SUMMARY INFORMATION

                                Sonic Solutions

     We develop workstations used by professionals to edit and process digital audio and digital video information.

     We market workstations to professional customers. Our workstation products are computer based, and usually include both plug-in hardware and applications software installed on a personal computer. Our customers use various kinds of peripheral devices -- for example, disk drives, streaming tape drives, and audio and video tape recorders -- along with our products. Although we do not manufacture or sell the personal computer or peripheral devices used with our products, we typically talk about the complete configuration of personal computer, Sonic hardware, Sonic software, and peripherals as a Sonic workstation.

     We currently market two workstation product lines: SonicStudio(TM) and DVD Creator(TM). SonicStudio is a line of professional audio workstations that our customers use to prepare audio for release on Digital Audio Compact Discs (CDs), for release with video and film entertainment, and for broadcast on radio. DVD Creator is a line of DVD-Video/Audio production workstations which supports the preparation and assembly of video and audio assets for release on the new DVD-Video disc format and the upcoming DVD-Audio disc format. In September 1999, we began shipments of DVD Fusion(TM). DVD Fusion, which is a part of our DVD Creator product line provides video producers and editors a comprehensive set of tools for encoding, authoring and proofing DVD-Video titles derived from projects created on non-linear video editing systems such as those provided by Avid Technology and Media 100.

     In the past year, we have started supplying software products outside of our traditional professional audio/video market. In September 1999, we began shipping DVDit! DVDit! is a DVD-Video authoring software product which provides simplified DVD authoring capabilities to consumer, "prosumer," and certain professional users. We currently are offering three versions of DVDit! - DVDit!-SE ("Standard Edition") and DVDit!-LE ("Limited Edition") and DVDit!-PE ("Professional Edition").

                                 The Offering

     We and Kingsbridge entered into a private equity agreement on May 4, 2000. Pursuant to that agreement, we are entitled to sell from time to time up to $20,000,000 of common stock to Kingsbridge. In no event, however, can we sell any shares in an amount in excess of 19.9% of our outstanding common stock. The agreement also requires us to file a registration statement covering the resale of the shares sold to Kingsbridge. This prospectus is part of that registration statement.

Common Stock offered by Kingsbridge...................  Up to 2,500,000 shares of Common Stock
Offering Price........................................  Determined at the time of resale by Kingsbridge.
Common Stock outstanding as of March 31, 2000.........  12,050,214 shares.
Use of Proceeds.......................................  We will not receive any of the proceeds from sales by Kingsbridge pursuant to this prospectus.  Any
                                                        proceeds from the sale of shares by us to
                                                        Kingsbridge will be used for general corporate
                                                        purposes.
Nasdaq National Market Symbol.........................  SNIC

                   Summary Consolidated Financial Information



                                                            Years Ended March 31,                Quarters Ended June 30,
                                                    ----------------------------------------    ------------------------
                                                    1996     1997     1998     1999     2000      1999            2000
                                                    ----     ----     ----     ----     ----    -------          ------
                                                      (in thousands, except share amounts)            (unaudited)
STATEMENT OF OPERATIONS DATA:
Net revenue....................................  $13,944   15,911   19,881   21,899   20,827       5,591          5,001
Gross profit...................................    6,600    8,479    9,672   12,352   11,835       2,919          3,267

Operating loss.................................   (4,902)  (5,095)  (5,225)  (1,557)  (5,542)     (1,200)        (1,204)
Net loss.......................................  $(3,557)  (5,191)  (5,876)  (1,859)  (5,694)     (1,154)        (1,246)

Basic loss per share...........................  $ (0.48)   (0.69)   (0.76)   (0.21)   (0.56)      (0.12)         (0.10)
Weighted average shares used in computing per
 share amounts.................................    7,447    7,542    7,761    8,896   10,460       9,476         12,201

Diluted loss per share.........................  $ (0.48)   (0.69)   (0.76)   (0.21)   (0.56)      (0.12)         (0.10)
Weighted average shares used in computing per
 share amounts.................................    7,447    7,542    7,761    8,896   10,460       9,476         12,201

BALANCE SHEET DATA:
Working capital................................  $ 8,384    6,263    1,164    1,167    4,976         238          4,035
Total assets...................................  $16,107   15,889   12,630   13,765   14,968      12,894         14,142
Preferred stock................................       --       --    1,500      956      506         931             --
Shareholders' equity...........................  $12,912    8,430    5,418    5,932    8,750       4,737          7,522

                                 RISK FACTORS

     Purchasing our shares involves a high degree of risk. In this section of the prospectus we discuss some specific risks associated with an investment in our Company.

     You should read this section of the prospectus especially closely. You should consider carefully whether an investment in our Company is an appropriate investment for you. We do not intend to issue any dividends in the foreseeable future, so the only purpose of investment in Sonic's shares is to enjoy a potential increase in the shares' value. Because of the risks mentioned here, and other risks not mentioned specifically here, it is possible that our shares will decline in value in the future. For at least some period of time in the future our shares may decline in value. If you cannot afford to lose the value of your investment, in either the short or long term, purchasing Sonic shares is not appropriate for you.


          We have had losses in each of the past five years and the first
          ---------------------------------------------------------------
quarter ended June 30, 2000 and we may not be profitable in the future. We were
----------------------------------------------------------------------
unprofitable during each of the last five fiscal years and for the first quarter ended June 30, 2000. For example, in fiscal year 1999, we had a net loss of $1,859,000, in fiscal year 2000 we had a net loss of $5,694,000 and for the first quarter ended June 30, 2000 we had a net loss of $1,246,000. We were unprofitable during each quarter of the 1998 fiscal year, the first three quarters of the 1999 fiscal year and during each quarter of the 2000 fiscal year. We may not be profitable at any time in the future. Our lack of profitability could cause our share price to decline. The other risks identified below could also cause the value of our shares to decline. We cannot, however, estimate the likelihood that our shares will decline in value or the amount by which they may decline.

          During the last three years and for the first quarter ended June 30,
          -------------------------------------------------------------------
2000 we had negative operating cash flows and expect this to continue.  We
---------------------------------------------------------------------
might need additional financing in order to continue to operate. During the last three fiscal years we had a negative operating cash flow of $1,412,000, $124,000 and $2,628,000 for the fiscal years ended March 31, 1998, 1999 and 2000, respectively. For the first quarter ended June 30, 2000 we had a negative operating cash flow of $1,054,000. This means that without access to outside capital we would have had to cease or significantly curtail operations. We believe that we may continue to run a negative operating cash flow for the foreseeable future, and might continue to need to obtain additional financing to continue to operate. If we are unable to obtain such financing, then we may have to cease or significantly curtail operations.

          Our prior stock purchase agreement with Kingsbridge Capital Limited
          -------------------------------------------------------------------
has been exhausted prior to the date of this prospectus and is unavailable to us
--------------------------------------------------------------------------------
to help meet our future cash needs.  In May 1999, we entered into an agreement
----------------------------------
with Kingsbridge Capital Limited which allowed us to sell up to a total of 1,800,000 shares of stock to Kingsbridge from time to time. As of the date of this prospectus, we had sold the maximum amount of 1,800,000 shares to Kingsbridge and the agreement was terminated on March 14, 2000. The prior agreement with Kingsbridge is therefore unavailable to meet our needs.

          If new digital formats are unsuccessful, it is unlikely that we will
          --------------------------------------------------------------------
generate sufficient revenues to recover our development cost. Our business
------------------------------------------------------------
involves new digital audio and video formats, such as DVD-Video and DVD-Audio. If these formats prove to be unsuccessful or are not accepted for any reason, there will be only limited demand for our products.

          We may have to incur significant product redesign costs if chip
          ---------------------------------------------------------------
manufacturers discontinue or redesign their products. Our products are based on
----------------------------------------------------
integrated circuits or "chips" produced by other companies. If these chip manufacturers discontinue or redesign the chips we use for our products, then we will likely incur significant costs to redesign our products to handle these changes. We cannot estimate the amount of these costs or the likelihood that we will have to redesign our products.

          Our reliance on outsourcing and single suppliers makes us vulnerable
          --------------------------------------------------------------------
to supplier operational problems.  Our outsourcing program commits
--------------------------------
responsibility for almost all of our manufacturing activities to a single supplier. In addition, we often use components that are only available from a single source. Reliance on a single supplier for manufacturing or for certain manufacturing components makes us vulnerable to operating or financial problems encountered by those suppliers.

          If we fail to protect our products' intellectual property rights, such
          ----------------------------------------------------------------------
as trade secrets, we may not be able to market our products successfully. Our
------------------------------------------------------------------------
products are based in large part on proprietary technology. To the extent that we use patents to protect our proprietary rights, we may not be able to obtain needed patents or, if granted, the patents may be held invalid or otherwise indefensible. In addition, we make extensive use of trade secrets that we may not be able to protect. To the extent we are unable to protect our proprietary rights, competitors may enter the market offering products identical to ours, with a negative impact on sales of our products.

          Other companies' intellectual property rights may prevent our current
          ---------------------------------------------------------------------
or future product development and sales.  We have never conducted a
---------------------------------------
comprehensive patent search relating to the technology we use in our products. There may be issued or pending patents owned by third parties that relate to our products. If so, we could incur substantial costs defending against patent infringement claims or we could even be blocked from selling our products.

          Other companies may succeed in obtaining valid patents covering one or more of the key techniques we utilize in our products. If so, we may be forced to obtain required licenses or implement alternative non-infringing approaches.

          Our products are designed to adhere to industry standards, such as DVD-ROM, DVD-Video, DVD-Audio and MPEG video. A number of companies and organizations hold various patents that claim to cover various aspects of DVD and MPEG technology. We have entered into license agreements with certain companies relative to some of these technologies. For instance, we have entered into license agreements with Dolby Licensing Corporation covering Dolby Digital Audio and Meridian Lossless Packing. Such license agreements may not be sufficient to grant all of the intellectual property rights to us necessary to market our produts..

          Regarding claims for patent infringement, some of the purchase and license agreements we have with our customers allocate responsibility to our customers for satisfying any such claims, while some of our customer purchase and license agreements allocate such responsibility to us. Regardless of the provisions of our customer purchase and license agreements, third parties could pursue us claiming that our products infringe various patents. Patent infringement litigation is likely to be time consuming and costly. If any such litigation resulted in an unfavorable outcome for us, we could be subject to substantial damage claims and a requirement that we obtain a royalty or license agreement to continue using the technology in issue. Such royalty or license agreements might not be available to us on acceptable terms resulting in serious harm to our business. In this regard a group of companies have formed an organization called MPEG-LA to enforce the rights of certain holders of certain patents covering aspects of MPEG-2 video technology. We have been asked by MPEG-LA to enter into a license agreement with them. We have not entered into such an agreement with MPEG-LA, though we are continuing to evaluate the situation.

          Because a majority of our professional products operate only on
          ---------------------------------------------------------------
Macintosh computers, the potential success of our products is tied to success of
--------------------------------------------------------------------------------
this platform.   All of our current products, except DVDit!, and many of our
-------------
future products are likely to operate on Macintosh computers manufactured by Apple Computer. If Macintosh computers become in short supply, sales of our products will likely decline. If there is a decrease in the use of the Macintosh as a preferred computing platform there will likely be a decrease in demand for our products. If there are changes in the operating system or architecture of the Macintosh, it is likely that we will incur significant costs to adapt our products to the changes.

          In April 2000 Apple Computer announced the acquisition of the DVD authoring business of Astarte Gmbh. Prior to the acquisition Astarte sold a DVD authoring system that competed primarily with our DVD Fusion product. At this point it is unclear what Apple plans to do with the assets acquired from Astarte. However Apple has significantly greater financial resources than we do and if Apple decides to develop and sell DVD authoring products, this could have a significant negative impact on our sales.

          Some of our competitors possess greater technological and financial
          -------------------------------------------------------------------
resources than we do.  There is a substantial risk that competing companies will
--------------------
produce better or more cost-effective products, or will be equipped to promote them more effectively.

          We have little ability to reduce expenses to compensate for reduced
          -------------------------------------------------------------------
sales.  We tend to close the greatest number of sales in the last month or last
-----
weeks of a quarter and we generally do not know until quite late in a quarter whether our sales expectations for the quarter will be met. Because most of our quarterly operating expenses and our inventory purchasing is committed prior to quarter end, we have little ability to reduce expenses to compensate for reduced sales.


          Approximately 11% of our revenue derives from sales to a single
          ---------------------------------------------------------------
company and another 10% was derived from sales to a large distributor.  During
---------------------------------------------------------------------
the last two fiscal years, 1999 and 2000 and the first quarter ended June 30, 2000, approximately 11% of our revenue was derived from sales of audio processing subsystems to Discreet Logic. During fiscal years 1999 and 2000 and the first quarter ended June 30, 2000, an additional 10%, 10% and 12%, respectively, of our revenue was derived from sales to our Japanese dealer, Sanshin Electronics Company. A decrease or interruption in either Discreet Logic's or Sanshin's business or their demand for our products would cause a significant decrease in our revenue.

          A significant portion of our revenue derives from sales made to
          ---------------------------------------------------------------
foreign customers located primarily in Europe and Japan.  Revenue derived from
-------------------------------------------------------
these customers accounted for approximately 47% of our revenues in fiscal year 2000 and the first quarter ended June 30, 2000. These foreign customers expose us to the following risks, among others:

          . currency movements in which the U.S. dollar becomes significantly stronger with respect to foreign currencies, thereby reducing relative demand for our products outside the United States;

          .  import and export restrictions and duties;

          . foreign regulatory restrictions, for example, safety or radio emissions regulations; and

          .  liquidity problems in various foreign markets.

          Additional sales of stock to Kingsbridge will dilute the relative
          -----------------------------------------------------------------
ownership of existing common stockholders and could result in lower market price
--------------------------------------------------------------------------------
for our stock.  Under the private equity line agreement with Kingsbridge, we
-------------
have the right to sell common stock to Kingsbridge in an amount up to 19.9% of our outstanding common stock over the two year period beginning on the date the registration statement of which this prospectus forms a part becomes effective. As a result, our net income or loss per share could be significantly affected in future periods causing a reduction in the market price of our common stock.

          If the price of our stock decreases, we will issue more shares to Kingsbridge. This will result in greater dilution to our shareholders. The following table shows the estimated dilution to our shareholders, based on 12,050,214 shares outstanding as of March 31, 2000, assuming we issue $20 million of common stock at the market price of our common stock on September 6, 2000, and at 75%, 50% and 25% of this price.


                                                   % Dilution to Existing
     Assumed Stock Price      Shares Issued            Shareholders
     -------------------      -------------       ----------------------
     $  3.1875                    6,274,510                 52%
     $  2.390625                  8,366,013                 69%
     $  1.59375                  12,549,020                104%
     $  0.796875                 25,098,039                208%


         Pursuant to the terms of our Agreement with Kingsbridge, as well as the rules of the National Association of Securities Dealers, we cannot issue shares representing 20% or more of our outstanding stock to Kingsbridge without first obtaining the consent of our shareholders. We have not, and we do not currently intend to, seek shareholder approval of the Kingsbridge agreement. We are not subject to delisting and we are in compliance with NASD Rules 4310(c) and 4460(i) even though shareholder approval has not and will not be sought. We would also have to register any shares not covered by this registration statement.

          The perceived risk of dilution may cause selling shareholders, as well as other holders of our stock, to sell their shares, which could contribute to a decline in our share price. In addition, significant downward pressure on the trading price of our stock could result from our arrangement with Kingsbridge, since it could provide an incentive for investors to engage in short sales of our stock, which might further contribute to price declines.

                      WHERE YOU CAN FIND MORE INFORMATION

          We file annual, quarterly, and current reports, proxy statements, and other documents with the Commission. You may read and copy any document we file at the Commission's public reference room at Judiciary Plaza Building, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. The Commission also maintains an internet site at http://www.sec.gov where information regarding issuers, including Sonic Solutions, may be found. Such reports, proxy statements and other information can also be inspected at the Commission's regional offices at 7 World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison, Chicago, Illinois 60661, and at the offices of the Nasdaq Stock Market at 9513 Key West Avenue, Rockville, Maryland 20850-3389.

          This prospectus is part of a registration statement that we filed with the Commission.The registration statement contains more information than this prospectus regarding Sonic Solutions and its common stock, including additional exhibits and schedules. You can get a copy of the registration statement from the Commission at the address listed above or from its internet site.

                          FORWARD LOOKING STATEMENTS

     Forward looking statements made in this prospectus or in the documents incorporated by reference herein that are not statements of historical fact are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.

     A number of risks and uncertainties, including those discussed under the caption "Risk Factors" above and the documents incorporated by reference herein could affect such forward-looking statements and could cause actual results to differ materially from the statements made.

                                USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of the shares by Kingsbridge pursuant to this prospectus. Any proceeds from the sale of shares by us to Kingsbridge will be used for general corporate purposes. These corporate purposes may include, for example:

     .  repayment of debt owed to Hambrecht and Quist;

     .  payment of trade payables; and

     .  payment of product development costs.

                           THE EQUITY LINE AGREEMENT

     On May 4, 2000, we entered into a private equity line agreement with the selling security holder, Kingsbridge. This agreement authorized us to issue and sell from time to time up to an aggregate of $20,000,000 of our common stock to Kingsbridge. In no event, however, are we authorized to sell stock in excess of 19.9% of our outstanding common stock.

     We may start selling stock to Kingsbridge under the agreement on the date the SEC declares the registration statement, which includes this prospectus, effective. We may at our discretion continue to sell stock from time to time for the following 24-month period.

     For purposes of a stock sale under the private equity line agreement we compute the "Current Average Market Price" of our common stock by taking the average of the lowest trading prices of our common stock reported on the Nasdaq National Market System over a five day period. This period begins two trading days before, and end two trading days after the day on which we notify Kingsbridge of our intention to sell common stock to them.

     The price at which we may sell shares to Kingsbridge is:

          . 88% of the then Current Average Market Price of our common stock if that price is $5.00 or less;

          . 90% of the Current Average Market Price if that price is greater than $5.00 but less than $9.00;

          . 91% of the Current Average Market Price if that price is equal to or greater than $9.00 but less than $13.00; and

          . 92% of the Current Average Market Price if that price is equal to or greater than $13.00.

     Certain conditions, none of which are within the control of Kingsbridge, must be satisfied before we can sell shares of common stock, and before Kingsbridge becomes obligated to purchase shares. These conditions include, but are not limited to, the following:

          . The registration statement, which includes this prospectus, must have been declared effective by the SEC;

          . Our representations and warranties to Kingsbridge set forth in the private equity agreement must be accurate as of the date of each sale;

          . No statute, rule, regulation, executive order, decree, ruling or injunction is in effect that prohibits or directly and adversely affects any of the transactions contemplated by the private equity agreement;

          . No material adverse change in our business, operations, properties, prospects or financial condition since the date we filed our most recent report with the SEC pursuant to the Exchange Act of 1934 has occurred.

          . Our common stock has not been delisted from the Nasdaq Stock Market nor suspended from trading;

          . The number of shares already held by Kingsbridge, together with those shares we are proposing to sell, does not exceed 9.9% of the total amount of our common stock that would be outstanding upon completion of the sale;

          . At least 15 trading days must have elapsed since the date of the last notice of sale if the sale is for $650,000 or less, and at least 20 days must have elapsed if the sale is for more than $650,000.

          . The average trading volume of our common stock for a 15-day period must be at least 10,000 shares per day.

     The maximum value of shares we may sell at any one time is as follows:

          . $150,000 if the Current Average Market Price of our stock is less than $3.00;

          . $500,000 if the average daily volume of shares of common stock traded during the preceding 10 trading days is 40,000 shares or less;

          . $750,000 if the average daily volume of shares of common stock traded during the preceding 10 trading days is greater than 40,000 shares and less than 60,000 shares; and

          . $1,000,000 if the average daily volume of shares of common stock traded during the preceding 10 trading days is equal to or greater than 60,000 shares.

     We may not be able to satisfy all conditions required under the private equity agreement. Therefore, we may not be able to sell any shares to Kingsbridge.

     As required by the private equity line agreement, we have filed a registration statement, which includes this prospectus, in order to permit Kingsbridge to resell any common stock it buys pursuant to the private equity line agreement. We will prepare and file amendments and supplements to the registration statement as may be necessary until Kingsbridge no longer holds any common stock acquired under the private equity agreement or until Kingsbridge can resell the common stock without a registration statement. As explained in the "Plan of Distribution," we have agreed to bear certain expenses, excluding broker discounts and commissions, if any, in connection with the registration statement.

                            SELLING SECURITY HOLDER

     The following table sets forth certain information regarding beneficial ownership of our common stock by Kingsbridge as of May 31, 2000. The number of shares beneficially owned by Kingsbridge prior to the offering is less than one percent of our common stock currently outstanding. Valentine O'Donoghue has voting and dispositive powers with respect to the shares to be sold by Kingsbridge under the registration statement to which this prospectus forms a part. Because Kingsbridge may sell some or all of the shares offered hereby, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares by Kingsbridge, no estimate can be given as to the actual amount of shares that will be held by Kingsbridge after completion of such distribution. See "Plan of Distribution".

     Kingsbridge has not had a material relationship with Sonic Solutions within the past three years, except as a result of entering into a Private Equity Line of Credit Agreement with Sonic Solutions dated December 31, 1997, a stock purchase agreement with Sonic Solutions dated May 20, 1999 and a private equity line agreement with Sonic Solutions dated May 4, 2000.

                                        Common Stock                Common                  Common Stock
                                     Beneficially Owned              Stock               Beneficially Owned
                                     Prior to Offering               to be                 After Offering
                                  -------------------------                          --------------------------
                                   Number          Percent           sold             Number           Percent
                                  ----------     ----------         ------           ----------     -----------
Kingsbridge Capital Ltd......        62,850        *                2,500,000               --               --
  Dawson Building
  Main Street
  Road Town
  Tortola, BVI
     Total:..................        62,850        *                2,500,000               --               --

* Less than one percent


                             PLAN OF DISTRIBUTION

     All or a portion of the shares offered hereby by Kingsbridge may be delivered and/or sold in transactions from time to time on the over-the-counter market, on The Nasdaq National Market, in negotiated transactions, or a combination of such methods of sale, at market prices prevailing at the time, at prices related to such prevailing prices or at negotiated prices. Kingsbridge may effect such transactions by selling to or through one or more broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from Kingsbridge. Kingsbridge is an "underwriter" within the meaning of the Securities Act. Any broker-dealers that participate in the distribution may under certain circumstances also be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by such broker-dealers and any profits realized on the resale of shares by them may be deemed to be underwriting discounts and commissions under the Securities Act. We have agreed to indemnify Kingsbridge with respect to the shares offered hereby against certain liabilities, including, without limitation, certain liabilities under the Securities Act, or, if such indemnity is unavailable, to contribute toward amounts required to be paid in respect of such liabilities.

     Any broker-dealer participating in such transactions as agent may receive commissions from Kingsbridge (and, if they act as agent for the purchaser of such shares, from such purchaser). Broker-dealers may agree with Kingsbridge to sell a specified number of shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for Kingsbridge, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to Kingsbridge. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices. In connection with such resales may pay to or receive from the purchasers of such shares commissions computed as described above. To the extent required under the Securities Act, a supplemental prospectus will be filed, disclosing:

     .  the name of any such broker-dealers;

     .  the number of shares involved;

     .  the price at which such shares are to be sold;

     . the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable;

     . that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented; and

     .  other facts material to the transaction.

     Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale of shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of such distribution. In addition, Kingsbridge will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of our shares of common stock by the selling security holder.

     Kingsbridge will pay all commissions, transfer taxes, and certain other expenses associated with the sale of securities by them. The shares offered hereby are being registered pursuant to contractual obligations and we have paid the expenses of the preparation of this prospectus.

     We have also agreed to reimburse the selling security holder for certain costs and expenses incurred in connection with this offering including insurance related to Kingsbridge's activities as an underwriter. These may include the fees, expenses and disbursements of counsel for the selling security holder incurred in the preparation of the stock purchase agreement and associated documentation and the registration statement of which this prospectus forms a part.

     The price at which the common stock will be issued by us to Kingsbridge will be 88% of the average market price on the date we issue shares if the average market price is equal to or less than $5.00; 90% of the average market price on the date we issue shares if the average market price is greater than $5.00 and less than $9.00; 91% of the average market price if the average market price is $9.00 or greater and less than $13; and, 92% of the average market price if the average market price is $13 or greater. Assuming an aggregate put amount of $1,000,000 and an average market price of $5.00 or less, underwriting compensation to Kingsbridge would equal $120,000.

                                 THE BUSINESS

Overview

     We develop software and workstations used to edit and process digital audio and digital video.

     We market workstations to professional customers. Our workstation products are computer based, and usually include both plug-in hardware and application software installed on a personal computer. Our customers use various kinds of peripheral devices -- for example, disk drives, streaming tape drives, and audio and video tape recorders -- along with our products. Although we do not manufacture or sell the personal computers or peripheral devices used with our products, we typically refer to the complete configuration of personal computer, Sonic hardware, Sonic software, and peripherals as a Sonic workstation.

     We currently market two workstation product lines: SonicStudio(TM) and DVD Creator(TM). SonicStudio is a line of professional audio workstations that our customers use to prepare audio for release on Digital Audio Compact Discs (CD's), for release with video and film entertainment, and for broadcast on radio. DVD Creator is a line of DVD-Video/Audio production workstations which supports the preparation and assembly of video and audio assets for release on the new DVD-Video disc format and the upcoming DVD-Audio disc format. In September 1999, we began shipments of DVD Fusion(TM). DVD Fusion, which is a part of our DVD Creator product line provides video producers and editors a comprehensive set of tools for encoding, authoring and proofing DVD-Video titles derived from projects created on non-linear video editing systems such as those provided by Avid Technology and Media 100.

     In the past year, we have started supplying software products outside of our traditional professional audio/video market. In September 1999, we began shipments of the first version of DVDit! DVDit! is a DVD-Video authoring software product which provides simplified DVD authoring capabilities to consumer, "prosumer," and certain professional users. We currently offer three versions of DVDit! -- DVDit!-SE ("Standard Edition"), DVDit!-LE ("Limited Edition") and DVDit!-PE ("Professional Edition").

Professional Video and Audio Industry

Customers

     Our professional customers are mainly facilities that process and prepare audio, video and film programming. Most of this programming is for entertainment, though a significant portion of it is also used for educational and business communications purposes.

     Some of our professional customers are independent organizations that supply services to audio and video content holders and publishers. Some of our customers are in-house facilities that are owned by particular content holders or publishers.

     Our customers range in size from relatively small organizations with few employees to larger facilities with hundreds of employees. Among our customers are facilities that are independent, privately owned companies, as well as facilities which are part of much larger public, private, or non-profit organizations. While we have entered into corporate purchasing agreements with certain customer organizations that have multiple facilities, decisions even within such organizations to purchase and deploy our products are usually made at the facility level.

     Most of the time we market our products as Sonic Solutions products, and not as part of another company's products. From time to time we have concluded agreements with other companies in which they incorporate some product of ours into their product line (this is commonly referred to as an "OEM" arrangement). At the present time there is one such relationship which accounts for a significant portion of our professional audio revenues. Please see further discussion about this below under "OEM Customers; Sales Concentration."

The Shift to Digital

     The professional audio and video industry has shifted significantly from analog to digital technology over the past twenty years. Digital technology encodes sound and video as numbers and stores them as a kind of computer data. In contrast, analog technology records sound and video by making a physical representation analogous to the original audio or visual signal. Long-playing records ("LP") and Digital Audio Compact Discs ("CD-A"), are good examples of analog (LP's) and digital (CD-A's) media. In an LP the grooves cut into the vinyl record have a physical shape analogous to the original sound pressure wave. In a CD-A the original sound pressure wave is encoded into numbers that are recorded as tiny pits on the surface of an optical disc.

     The shift to digital encompasses the tools used to edit, process and prepare audio and video prior to release, as well as audio and video release formats -- the form in which the audio or video actually reaches the intended consumer. Different applications and segments within the professional audio and video industry have shifted to digital technology at different times. Complete conversion to digital technology has not yet occurred. We expect that the shift will continue for the next several years until some point in the first decade of the 21/st/ century when analog technology will effectively cease being used in the professional audio and video industries.

     There are a number of reasons why digital technology has been attractive to audio and video professionals:

          . Higher Quality -- Digital technology permits higher quality audio and video to be recorded and replayed under most circumstances. Of course, this assumes that the recordings involved are made at a high resolution.

          . Perfect Copying -- Digitally recorded audio and video can be perfectly reproduced, over an unlimited number of generations. Every analog recording process involves some amount of signal loss with each successive generation of copying.

          . Speed and Precision of Manipulation -- Digital technologies permit more rapid and more accurate manipulation of audio and video signals than is possible in analog technology.

          . Special Capabilities -- Digital technology permits certain kinds of processes that are difficult or practically impossible using analog techniques. One of our own products, a signal processing tool called NoNOISE(R), is a good example of this. NoNOISE permits audio recording engineers to remove various kinds of noise from already recorded sound with a great degree of precision and fidelity.

          . Declining Costs -- Digital technology is enjoying dramatic cost reductions, driven by the broad scale adoption and growth of computer technology in business, in home use, in communications and on the Internet. In contrast, analog technology for audio and video recording has reached an effective plateau in terms of cost.

     Of course, digital technologies have presented some drawbacks to adoption over the past 20 years. A few of these are:

          . Enormous Bandwidth -- Representing audio and video in high resolution consumes large amounts of storage space and computer processing power. Computers were historically first applied to text and arithmetic processing applications which require relatively limited digital storage and processing power. For example, a 300 page book-length work can easily be represented in three megaBytes of storage. A single CD-A requires some 600 megaBytes to store a little more than one hour of stereo music.

          . Real Time Requirements -- Audio and video are real time data, meaning that they must be presented to the observer in strict time sequence -- neither too fast nor too slow. For historical reasons, computer engineers developed much of their technology using architectures, called asynchronous architectures, which make it difficult to ensure such strict timing. This meant that it was difficult for companies like ours to use "off the shelf" computer technology to develop our products.

          . Analog Release Formats -- In many ways release formats have been the slowest areas to shift to digital. Even today almost all video programs reaching consumers arrive via analog formats (VCR cassettes, conventional broadcast television, and conventional cable television). The Digital Audio Compact Disc, of course, now accounts for the majority of pre-recorded music sold to consumers in industrialized countries. But most broadcast radio, as well as the audio accompanying broadcast video, theatrical feature films, and pre-recorded video, is still delivered mostly using analog formats. Slow transition of release formats to digital technology has tended to retard adoption of digital technology by professionals for "upstream" processes such as editing.

     Our company was founded to pursue the opportunities presented by this major transition, and to facilitate the transition by offering professionals compelling alternatives to traditional analog production tools.

Professional Workstation Lines

     We currently offer two professional workstation product lines, oriented toward somewhat different applications within the professional audio and video industry. SonicStudio(TM) is a line of professional digital audio workstations. DVD Creator(TM) is a line of DVD-Video/Audio production workstations.

     Both our SonicStudio and DVD Creator workstations are designed to run on versions of the Macintosh personal computer manufactured by Apple Computer. Current reliance on the Macintosh computer creates risks for our Company.

SonicStudio

     A SonicStudio digital audio workstation consists of:

          1. one or more of our audio signal processing cards installed on a Macintosh personal computer;

          2. one or more outboard interface boxes (which contain various styles of professional interface connections used to link the workstation to other audio devices in the studio); and,

          3.   extensive applications software.

Applications for SonicStudio

     Our customers use their SonicStudio systems to manipulate audio, applying a number of processes to digital sound to prepare it for final release. Some of these processes are quite specialized and technical. To give you a sense of the capabilities of our workstations, here are some of the tasks typically performed using SonicStudio workstations:

          . Editing -- SonicStudio permits very precise and elegant editing of sound. Editing is the process by which pieces of sound are combined to create a single resulting sound in such a way that the existence of the original individual pieces is imperceptible to the listener. Editing is used extensively in professional audio work. For example, movie sound tracks are heavily edited to include sound effects and replacement dialog (virtually none of the sound effects or dialog you hear in the theater was actually recorded when the picture was being shot). Another example: classical music recordings are in most cases the result of intensive editing of multiple performances of the same program (our classical music editing customers tell us that an edit every six seconds on average is not uncommon).

          . EQ -- SonicStudio can be used to equalize ("EQ") the sound, a process by which certain frequencies are emphasized or de-emphasized. EQ is similar in concept to manipulating the bass and treble controls on a consumer audio system, but with much greater precision and sophistication.

          . Mixing -- SonicStudio can be used to mix or combine together two sound recordings into one. Mixing is often used in professional audio work because it is more convenient to record individual elements at different times and under different conditions. The individual elements or tracks are combined or mixed together to produce the resulting sound used in release.

          . Noise Reduction -- We offer NoNOISE(R) as an option to SonicStudio. NoNOISE is a suite of software tools which permits users to remove unwanted noise from recordings. NoNOISE has been used extensively by audio professionals, particularly to re-issue older recordings on Compact Disc, and to clean up noisy location sound tracks for film and broadcast video work. In 1997, our company was honored with a technical Emmy(R) award for NoNOISE.

Customer Segments for SonicStudio

     There are three major segments of SonicStudio customers:

          . Mastering -- customers in this segment use our products to prepare music recordings for release to consumers, primarily on Digital Audio Compact Discs.

          . Broadcast -- customers in this segment use our products to prepare audio for broadcast on radio.

          . Sound-for-Picture -- customers in this segment use our products to prepare audio tracks used with film or video programming.

SonicStudio Customers

     We have supplied SonicStudio workstations to many professional audio facilities around the world. As of March 31, 2000, more than 4,000 SonicStudio systems had been shipped to customers since the product was first introduced in 1990.

SonicStudio Configurations

     We offer SonicStudio in a variety of configurations, and with various hardware and software options. A customer could purchase a SonicStudio system configured for basic two channel CD premastering for approximately $5,000. A customer would pay approximately $12,000 for a fully-featured SonicStudio system configured for multi-track editing and mixing. One of our new SonicStudio HD(TM) Systems, configured for multi-track high resolution audio editing, and OneClick(TM) DVD-Audio authoring software would be priced at approximately $50,000. Please remember that we do not include the cost of the personal computer or peripheral devices in our illustrative pricing. Remember also that revenue as we report it on our financial statements is usually based on the net price we receive from dealers, and is thus lower on average per system than indicated by these illustrative prices, which are based on end user list prices.

Competition

     We encounter competition from a number of companies when selling SonicStudio. We compete with companies offering:

     .    traditional analog production tools,

     .    digital audio recording tools,

     .    digital audio processing devices, and

     .    digital audio workstations.

     The key elements of competition include:

     .    product features,

     .    cost effectiveness,

     .    product quality,

     .    customer support,

     .    marketing and sales.

     Many of our competitors have greater financial, technical and marketing resources than we do. Traditional professional audio competitors, such as Japan Victor Corporation (JVC), Otari Corp., Sony Corporation and Studer AG (a division of Harmon Industries), sell analog as well as digital systems. A number of competitors supply digital audio workstations including Digidesign (a division of Avid Technology), Fairlight, Studio Audio and Design, Ltd. (Sadie), WaveFrame, Dalet, Augan and others. Our products compete also with various kinds of single function digital audio processing devices. For example, noise reduction modules from Cambridge Audio Research compete with the NoNOISE option for SonicStudio.

New HDSP Platform

     In late March 1999, we began shipping the latest generation of our SonicStudio workstation line -- SonicStudio HD(TM). SonicStudio HD utilizes a new generation audio signal processing card, the "HDSP" which significantly increases the processing power of SonicStudio. We released newly developed application software to support this new workstation. We believe that SonicStudio HD is important for the future of our audio business, especially in light of the advent of new, higher resolution DVD based audio formats.

     A number of our existing SonicStudio customers purchased upgrades to the new HDSP platform when we introduced it. We anticipate that HDSP will permit many of our customers to begin their involvement with new high resolution formats such as DVD-Audio. We also believe that HDSP will be a very competitive offering for customers who are shopping for a new digital audio workstation.

Strategy

     Our strategy with SonicStudio is to continue to offer products that enhance professional productivity while meeting the specific needs of each segment of our target markets. We believe that SonicStudio and related peripheral products currently accomplish this strategy for the following reasons:

          . Focus on the Application - Each segment of the professional audio market has specialized needs. Our SonicStudio product line spans a wide range of performance characteristics, hardware and software options, configurations and price points in order to address the specific needs of professionals in each market segment.

          . Professional Performance - We focus on satisfying demanding professional performance requirements. That is why we implement an architecture utilizing specialized hardware to ensure a fast, professional level of system response, and to avoid processing bottlenecks in handling bulky audio and video files.

          . Efficiency Features - We designed SonicStudio to increase operator efficiency. For example, every system allows background loading of sound to the hard disks while the audio professional works on other material already loaded on the hard disk. The re-design of our applications software to support the new HDSP involved a year-long effort and a number of customer focus groups where we carefully analyzed actual customer use patterns to improve SonicStudio's user interface.

          . Modular Software-Based Solutions; Upgrades - We offer a modular set of software applications including digital equalization, filtering, dynamics, processing, mixing, dithering, time compression, pitch shifting, varispeed and reverberation. We package various features into options which can be added by customers as they wish and as their business needs dictate. We have also traditionally offered customers enrolled in our SonicCare(TM) maintenance program relatively low priced hardware upgrades when hardware versions change. This economical upgrade path affords customers a degree of assurance that their investment in a SonicStudio System will not quickly become obsolete.

DVD Creator

DVD-Video

     Our DVD Creator(TM) workstations support preparation of DVD-Video discs.

     DVD-Video is a relatively new optical disc format, introduced in 1996, which offers high quality video, surround audio, and interactivity on a Compact Disc-sized disc. The DVD-Video format offers content publishers a wide range of features and options:

               Video is presented in the MPEG-1 or MPEG-2 compressed digital video format. A number of video streams may be presented in parallel so that, responding to user commands, the player may seamlessly jump from stream to stream.

               Audio is available in both compressed digital stereo and "surround" formats, as well as uncompressed "PCM" digital audio. Up to eight audio streams may be presented simultaneously (and may also be selected for playback based on real-time user decisions) -- to support different language dialog tracks, or to allow stereo and surround versions of the same audio program.

               Chapter marks may be specified for random access into the video program. Subpictures (images overlaid on background video or still images) may be included and can be used in a number of ways, for example, to create animated "buttons" to facilitate user interaction, or to display language subtitles. Still pictures may be presented with audio and with subpictures. Extensive navigation capabilities are available to permit users to select from various program branches, to return to previous branch points or menus, etc.

DVD-Creator Functions

     DVD-Creator supports the three basic processes required to prepare audio and video programming in the DVD-Video format. These are:

          . MPEG-2 Video Encoding -- MPEG-2 and MPEG-1 video are the standards for DVD-Video discs. MPEG is a digital video format that compresses the original digital video stream to reduce bandwidth and storage requirements by 90 to 95% but with little or no loss in perceived quality.

          . Audio Preparation and Encoding -- DVD-Video supports uncompressed ("PCM") digital audio as well as MPEG-2 and Dolby Digital compressed formats.

          . Format Authoring -- To support the advanced features of DVD-Video, particularly menu-drive interactivity and multiple video and audio streams, the audio, video, graphic and text elements included in the disc must be organized, linked and then "woven" together.

Products

     DVD Creator includes three principal separable subsystems that together perform all the tasks necessary for producing a finished DVD-Video disc image, which can then be replicated on manufactured DVD discs. Those are:

          . Video Encoding: DVD Studio - The DVD-Video standard specifies MPEG-2 and MPEG-1 compressed digital video as the video formats to be used on DVD-Video discs. While a number of choices within the standard are possible, the typically preferred format is variable bit rate MPEG-2 operating at an average bit rate of approximately four Megabits per second. DVD Creator includes DVD Studio, a system enabling professional users to compress input professional video into the MPEG-2 format. DVD Studio consists of plug in circuit cards for the Macintosh incorporating an MPEG encoding/decoding chipset developed by IBM. We have developed an extensive suite of applications software for DVD Studio to support user control of the encoding process, and facilitate the operation of DVD Studio with standard professional video tape recorders and other typical peripherals.

          . Audio Encoding: DVD Studio Audio - DVD Creator bundles a standard SonicStudio system, running on the Macintosh, with special software to perform Dolby Digital and MPEG-2 audio compression and audition.

          . Format Authoring: DVD Producer - DVD Creator's authoring subsystem is DVD-Producer. The authoring step takes individual compressed video, audio, graphics, still picture and subpicture elements and combines and organizes them along with instructions specifying interactivity (i.e., the response DVD players will make based on user manipulation of front panel buttons or remote control buttons). The output of the authoring step is an "asset list," containing each of the individual elements, and a "script" describing how the assets are combined and accessed via user commands. Because of the large number of potential elements in a DVD title and the high level of interactivity possible, DVD-Producer is a complicated software package.

     In addition to these main subsystems, DVD Creator includes two other subsystems:

          . Emulation: PrePlay - Because of the complexity of a DVD title, users of DVD Creator require the ability to preview the results of their edits before the time consuming and expensive step of producing a final version. We offer a workstation that allows this previewing.

          . Formatting and Writing: Format Server and Imager -- We provide a separate formatting engine as a standalone application called Format Server. Format Server takes the output of a DVD-Producer authoring session and combines navigation instructions with audio and video assets to create a finished disc image. The image can then be played from computer hard disk, or converted by another standalone application, called Imager, into a streaming tape based image (the standard way in which images are transmitted to the replication plant) or recorded onto a recordable DVD disc.

     In September 1999 we introduced a new DVD production system called DVD Fusion. DVD Fusion is similar to DVD Creator, but somewhat more limited in capabilities. We intended DVD Fusion to be used in conjunction with professional video editing systems such as those supplied by Media 100 or Avid.

     DVD Creator/Fusion (in the discussion which follows, "DVD Creator" should be understood to include DVD Fusion as well) is sold in multiple versions for between $2,999 and $99,999 (again, our prices do not include host computers, disk storage or other peripheral devices). Customers can purchase upgrade options for any version to increase the functionality of the system. Typically, customers will spend between $35,000 and $55,000 for their DVD Creator system. Please remember also that revenue as we report it on our financial statements is usually based on the net price we receive from dealers, and is thus lower on average per system than indicated by these illustrative prices, which are based on end user list prices

DVD-Audio

     Version 1.0 of the DVD-Video specification was published in August of 1996, and players were introduced into various regions of the world during late 1996, 1997 and 1998. At about the same time that the DVD-Video specification was being finalized, the DVD Forum (the standards-setting industry association for DVD) formed a working group to develop a DVD-Audio format, intended to be a sister format to DVD-Video, but to emphasize more audio features.

     The DVD-Audio working group spent more than two years developing the new DVD-Audio specifications in close collaboration with the major record music companies. The DVD Forum released Version 1.0 of the new DVD-Audio specification in April 1999. The first commercially released players compatible with the new format became available in late 1999. We announced support for this new specification in the fall of 1998, and began delivery of the first software packages supporting preliminary and limited DVD-Audio authoring early in 1999. We introduced new releases of DVD-Audio support on a phased release basis during the balance of 1999 working closely with player manufacturers and early DVD-Audio content publishers.

     The release of DVD-Audio players to the consumer market was delayed until the middle of 2000 by concerns about copy protection systems, and some late modifications to the format. The first full-specification DVD-Audio players will reach market during the summer of 2000 along with the first DVD-Audio titles. To date, we have detected only limited interest among music recording companies in DVD-Audio. We plan to continue to monitor interest in this format among our customers, and to set priorities in our development and marketing activities accordingly.

Market

     We divide the DVD-Creator market into 3 segments:

          . "Hollywood" Segment - This segment includes facilities that prepare film and video material for mass publication on DVD-Video discs. It includes:

               -    film and television studios,

               -    production companies and other content owners, and

               - top flight independent video post production facilities which provide services to such content holders.

               Customers in this segment tend to cluster in major film and video product centers including Hollywood/Los Angeles, New York City, Chicago, London, Paris, Tokyo, Taipei, etc. Customers in this segment demand the very highest quality in terms of processing output, strict adherence to standards, and are very concerned with the overall efficiency of production since projects are often produced on tight schedules. We estimate that there are a few thousand facilities and organizations in this segment, worldwide.

          . "Corporate" Segment - Customers in this segment prepare DVD-Video discs for publishing a variety of kinds of information for sales, training, and other communications purposes. The segment includes:

               - "in-house" departments of corporate, industrial, non-profit or educational organizations, and

               - independent facilities who specialize in assisting such organizations in preparing such material.

               Customers in this segment are typically somewhat more budget constrained than customers in the "Hollywood" segment. In certain instances, however, production values and budgets equal or even exceed those typically encountered in the Hollywood segment. They tend to be geographically more dispersed. While efficiency of production is a key requirement of such customers, compatibility with other, existing recording and post-production equipment is a major concern of customers in this segment. This segment is only now beginning to adopt DVD, though given the spread of DVD-ROM in the personal computer industry, many industry observers predict rapid growth in the use of DVD in this segment. We estimate that there are potentially more than 100,000 facilities and organizations in this segment on a worldwide basis.

          . "Multimedia" Segment - This segment includes developers of multimedia entertainment and educational titles intended for a mass audience. Many of the organizations in this segment previously were involved in the production of CD-ROM, CD-I and computer based interactive entertainment or educational titles. Customers in this segment tend to use DVD in conjunction with specialized computer software and accordingly their needs are more varied than those in the other segments. While relatively few organizations in this segment have moved to DVD, industry observers report a high level of interest in the DVD format. We estimate that there are approximately 15,000 organizations that might ultimately become involved in DVD-based production in this segment.

     DVD Creator is sold to professional audio and video facilities, production studios, as well as CD/DVD plants and corporate customers. As of March 31, 2000 we have shipped more than 1,300 DVD Creator systems (including DVD Fusion systems) to customers in various locations around the world.

Competition

     The DVD-Video format has generated significant interest among professional system suppliers. A number of companies currently provide MPEG-2 video encoding capabilities, audio encoding capabilities and authoring systems for the professional user. We believe that more companies will participate in this market in the future.

     A number of companies compete with all or part of our DVD Creator offering. Our competitors include:

          Astarte (purchased by Apple)       Matsushita
          C-Cube Microsystems                Minerva Networks
          Daikin Industries                          Mitsubishi
          Digital Vision                     Optibase
          Dolby Laboratories                 Philips
          FutureTel                          Pinnacle
          Innovacom                          Sony
          Intec                              Spruce Technologies
          Lucent                             Toshiba

     A number of these companies have financial or organizational resources significantly greater than ours and/or greater familiarity with certain technologies involved in DVD premastering solutions.

Strategy

     We expect that our DVD related business will account for an increasing portion of our overall business in the future. Our DVD strategy will continue to be based on the following elements:

          . Focus on Professional Applications -- Our DVD product and service offerings are focused on video and audio professionals whose primary concern is producing the highest quality DVD discs, in complete compliance with worldwide standards, with a high level of efficiency. We will continue to evolve DVD-related premastering tools which are fully compatible with "industry-standard" input formats and typical professional video and audio equipment sets.

          . High Performance Tools -- Our DVD tools will offer professional users the highest levels of performance, both in terms of power and sophistication of processing, and in terms of maximizing facility efficiency.

          . Flexible Configurations -- Because DVD premastering is relatively new and still evolving, the balance of capabilities in typical DVD premastering settings, and the typical workflow involved in generating a DVD title are still in flux. We have engineered DVD Creator as a "workgroup" solution incorporating modular audio, video and authoring subsystems to make it easy for facilities to re-arrange DVD workflow quickly, and to comply easily with changing demands in the DVD universe. We plan to continue to implement this philosophy in future DVD product offerings.

          . Range of Product Offerings -- DVD has a number of potential uses, including applications in corporate and industrial settings, and in "prosumer" and consumer venues, as well as in delivery of mass entertainment such as feature films, videos, and recorded music. We plan to evolve each element of our DVD premastering tool set--video, audio and authoring -- to specifically address the specialized needs of such emerging segments. Please see the discussion regarding "DVDit!" below.

DVDit!

     In April 1999, we introduced our DVDit! product line. DVDit! is a highly simplified interactive video authoring tool that can output a DVD image, or can output the same program in certain other formats. We announced two versions of DVDit! -- a standard version ("SE") and a more limited version ("LE"). We began shipping DVDit!-LE in September and DVDit!-SE in December, 1999. DVDit!-LE carries a suggested retail price of $199; DVDit!-SE carries a suggested retail price of $499.

          In April 2000, we introduced a new addition to the DVDit! product line--Sonic DVDit! Professional Edition ("PE"). DVDit!-PE increases DVDit!'s reach with professional functionality previously found only on authoring systems costing five to ten times as much. DVDit! PE carries a suggested retail price of $999. Shipments of DVDit! PE began in June 2000.

End User Customers

          DVDit! is intended to address the needs of a broad range of customers who wish to author DVD-Video discs. Among DVDit!'s end user customers are:

     . Consumers -- Individuals who use DVDit! to make DVD-Video discs from home videos and the like for their personal enjoyment. We believe that this group of customers demands software that is easy to learn, and is reasonably priced.

     . "Prosumers" -- The term "prosumer" describes both video enthusiasts who make a significant investment of time and money in producing and preparing amateur videos, and professional and business people who use video in their work, but for whom video production is not a primary business activity. Compared to consumers, this customer group tends to be less price sensitive, and more concerned about a rich feature set, but is unlikely to have deep knowledge of DVD-Video.

     . "Professionals" -- This group of customers resembles very closely the professional customers we described in discussing DVD Creator.

Trends Favoring DVDit!

We introduced DVDit! to take advantage of the following trends:

          . Proliferation of MPEG Video -- Due to certain introductions by chip and software makers, relatively high quality MPEG encoding systems are becoming widely available starting in the year 2000 at prices ranging down to a few hundred dollars at retail.

          . Availability of Accessible DVD Recording -- Until recently, DVD recorders were high priced and supported less than a full-sized
               4.7 Gigabyte disc. In 2000, we anticipate that more reasonably priced DVD recorders will start to become available. We believe that DVD recording devices could eventually be as cheap as current day CD-R and CD-R/W devices (which currently are available for under $200 and $300, respectively). Because of the rapid adoption of DVD, we think that such consumer level pricing will be reached within a few years rather than the eight or so years required for CD recorders to fall from more than $10,000 to under $500.

          . Ubiquitous Digital Video -- Relatively high quality digital video camera/recorders based on the DV format were introduced in the past three years aimed at professionals as well as consumers. Prices for consumer DV cameras will begin moving below $1,000 in 2000. Virtually every manufacturer of professional and prosumer video editing systems is intending to release DV compatible systems in 2000 as well.

          . Rapid Growth in DVD Playback Units -- By the end of 1998, approximately eight million DVD-Video playback units (including both set-top players and DVD-equipped multimedia PCs) had been installed worldwide, according to industry sources. By the end of 1999, this installed base had grown to approximately 30 million and by the end of 2000 is forecast to have grown to as many as 60 million units.

Distribution for DVDit!

     Because DVDit! is aimed at a broader market than our traditional professional products, we are building a distribution capability for it. There are three elements to this effort:

          1. We are adding dealers and distributors for DVDit!, some of which already carry some of our professional products, but many of which do not. In the near term we are targeting dealers and distributors specializing in digital video applications. In the longer term we plan to target dealers and distributors who participate in the broader personal computer marketplace.

          2. We are entering into "bundling" arrangements with various other companies in which copies of DVDit! are included or "bundled" with shipments of those companies' products. These companies (we refer to them as "OEM Partners") are motivated to include our software as a value added offering for their customers. We are motivated to enter into bundling arrangements because it generates revenue for us as well as creates a large installed base of customers to whom we can sell upgraded or enhanced versions of our products. To facilitate such bundling arrangements we have designed different versions of DVDit!. Currently we are shipping three such versions - DVDit! LE ("Limited Edition"); DVDit! SE ("Standard Edition"); and DVDit! PE ("Professional Edition").

          3. We have initiated a web-based retail store for our DVDit! products. Our web store is intended both to meet retail demand for our DVDit! products as well as to service upgrade orders for our products, in particular, the upgrade orders which derive from our bundle shipments by our OEM partners.

     Building distribution for DVDit! will be a time-consuming and expensive process. Since this is a new kind of product for us, there is significant risk that our efforts, or at least some of them, will not be successful.

DVDit! OEM Partners

     As mentioned above, we have implemented a bundling distribution strategy for DVDit! Our current OEM partners include:

     .    Avid Technologies

     .    Dazzle

     .    Margi

     .    Matrox

     .    Media 100 (including its subsidiaries Terran Interactive and Wired)

     .    NEC

     .    Sigma Designs

     .    Sony

Competition

     We have encountered only limited competition to DVDit! since its introduction. However, we believe that a number of companies will introduce products that compete directly or in part with DVDit! We believe that Daikin Industries and Spruce Technologies, among others, are developing and will introduce products which compete with all or at least some of the products in the DVDit! product line. In April 2000 Apple Computer announced that they had agreed to purchase the DVD authoring technology and business of Astarte GmbH, who had competed with us in the professional market. Apple could choose to embody the Astarte technology in products which will compete with DVDit!

DVDit! for the Macintosh

     Our current versions of DVD it! run on various versions of the Microsoft Windows operating system. In April 2000, we announced that we plan to develop versions of DVDit! to run on the Macintosh operating system. We can not guarantee that we will be able to successfully complete this development or that, once completed, there will be a market for the Macintosh versions of DVDit!.

OEM Customers; Sales Concentration

     We generally market our products to end users as Sonic Solutions products. However, from time to time we have concluded various "OEM" agreements with other companies (in addition to those listed above for DVDit!), in which those companies included our products as part of the their product offerings. At the present time we have one significant OEM relationship with Discreet Logic ("Discreet"), a division of Autodesk, in which we provide audio subsystems for use with some of their high end video effects and editing workstations. Sales to Discreet amounted to 11% of our total revenues in the fiscal years ended March 31, 1999, and 2000. Although we consider our relations with Discreet to be good, we anticipate that at some point in the next two fiscal years, Discreet may implement changes to its product line replacing or eliminating our subsystems.

     During the fiscal year ended March 31, 2000, sales to our Japanese distributor, Sanshin Electronics Company ("Sanshin"), amounted to 10% of total revenues. Sanshin is a distributor of all of our products.

     Apart from sales to Discreet and Sanshin, no other single customer accounted for more than 10% of our total revenue during each of the past three fiscal years.

Macintosh Dependence

     All of our current professional products (with the exception of DVDit!-PE) operate on Macintosh computers marketed by Apple Computer. Our business would be particularly at risk if there was an interruption in the supply of Macintosh computers either because of operational or financial or other business problems at Apple. Our business would also be threatened if Apple made changes to the operating system software or hardware of the Macintosh line that led to compatibility problems with our hardware or software.

                              COMPANY OPERATIONS

Marketing, Sales and Distribution

Marketing and Product Management

     Our marketing organization plans and manages development of our products and manages promotion of them in the market. We currently have eight employees in marketing, all based in our headquarters office in Novato, California, including product marketing managers, and marketing communications and design professionals.

Field Sales Force

     We sell our professional workstation products through our field sales force in combination with a network of professional audio/video dealers. We currently employ 19 people in our field sales organization. Sales personnel are based in our headquarters office in Novato, California as well as at our offices in London (covering Europe) and in Tokyo (covering the Pacific Rim). We have other sales personnel based out of home offices in Chicago, Los Angeles, Atlanta, Minneapolis, Milwaukee, Boston, Taipei and New York City. Our field sales force includes sales managers and sales engineers. Most of our field sales personnel operate under compensation arrangements in which a substantial portion of their compensation is contingent upon performance relative to revenue targets.

     Although all members of our sales organization are familiar with all of our products, some of our sales personnel focus on DVD Creator, some on DVDit!, and some on SonicStudio.

Dealers

     The vast majority of our workstation sales are procured by our dealers. Dealers play an important role in our sales and support efforts. They stimulate demand in their regions, they prospect for and qualify potential new customers, they give product demonstrations, they close sales, and they assist in post-sale installation, training and support. Dealers very often sell peripheral equipment along with our products so that customers can obtain a complete workstation configuration from one source.

     We have dealers in most areas of the world. We generally do not grant contractual exclusivity to our dealers, though as a matter of practice, depending on the dealer's territory and competence, we may maintain only one dealer in a particular region.

     Recruiting and maintaining dealers can be a difficult process. Because our products are sophisticated, our dealers need to be technically proficient and very familiar with professional audio and video production work. Dealer organizations sometimes have limited financial resources, and may experience business reversals for reasons unrelated to our product lines. The attractive dealers in a region may be carrying competing products.

     Our dealers are specialized to some extent by product line. Many SonicStudio dealers do not carry DVD Creator products, and likewise many DVD Creator dealers do not carry SonicStudio products. DVDit! dealers often do not carry our professional product lines. Some dealers carry two or all three of our product lines. The following table shows our current dealer count by product line and region of the world:

     ------------------------------------------------------------------------------------------------
                              SonicStudio      DVD Creator           DVDit!               Total
     ------------------------------------------------------------------------------------------------
     Americas                      20              40                  5                    62
     ------------------------------------------------------------------------------------------------
     Europe                        15              33                  2                    41
     ------------------------------------------------------------------------------------------------
     Pacific Rim                    4               7                  2                    11
     ------------------------------------------------------------------------------------------------

     Please note that the "Total" is less than the sum of columns because one dealer organization sometimes carries more than one of our product lines.

Employees

     At March 31, 2000, we employed 92 full-time-equivalent employees, including the following:

          ---------------------------------------------------------------------
                #
            Employees                                     Function
          ---------------------------------------------------------------------
                40                   Marketing, Sales and Customer Support
                32                   Software and Hardware Engineering
                 9                   Manufacturing
                11                   Administration and Finance
          ---------------------------------------------------------------------

     To a very great degree our success in the future will depend on our ability to recruit, retain and motivate engineering, technical, sales, marketing and operations professionals. Recently the U.S. labor market has been quite tight, and demand for technology professionals has been very strong. To make matters worse, our company participates in what is perceived to be a "hot" area of the "high tech" industry. We have found that recruiting high caliber individuals is difficult and have had to expend considerable efforts in this area.

     No labor unions represent any of our employees. We have never experienced a work stoppage, slowdown or strike. We believe that our employee relations are good.

Customer Support

     Customer support is important to professional users. This is why we offer our customers the SonicCare(TM) maintenance program. Customers purchase annual SonicCare service contracts from us that provide for:

     .    ongoing software upgrades,

     .    telephone support,

     .    "swap" replacement hardware in case of hardware failure, and

     .    preferential access to new products and new versions of software.

     Customers typically add a SonicCare option to their initial system purchase and a significant portion of customers renew SonicCare yearly.

     To administer SonicCare, we employ a staff of product support specialists at our Novato headquarters and in our field offices. We provide unlimited telephone support during scheduled support hours to all customers under SonicCare. Customer support calls also provide us with an important means of understanding customer requirements for future product enhancements. We also undertake regular customer calling programs in which customers are contacted by a customer support representative to assess their level of satisfaction and to acquaint them with new product offerings.

Research and Development

     Our research and development staff includes a total of 32 hardware and software engineers and technicians and technical specialists. We tend to hire research and development personnel with backgrounds in digital audio signal processing, digital video image processing, distributed networking and computer systems design. Our development team exhibits a number of technology capabilities including the following that we believe are particularly important in light of our strategy and market position:

           . Digital Signal Processing - This is the term used to describe the sophisticated mathematical processing by which aural and visual signals are processed in computer based settings. Our engineering team includes individuals experienced at providing sophisticated digital signal processing solutions to meet the quality and performance requirements of audio and video professionals.

           . Real Time Architectures - Our engineers are experienced in dealing with the requirements of high bandwidth, real time data in computer-based settings. We believe that has helped us to develop products that provide cost effective solutions for professional applications.

           . Craft Familiarity - Our engineers are experienced in the needs and work patterns of audio, film and video professionals. This helps us develop products which can be adopted more quickly by creative audio and video professionals.

Backlog

     We schedule our production of products based on our projections of customer demand, and we generally ship products within a few days of acceptance of a customer purchase order so at any given time we have little or no order backlog. With few exceptions, customers may cancel or delay orders with little or no penalty. Thus, even to the extent that we have backlog, we do not think that it is a reliable indicator of future revenue levels.

Manufacturing and Suppliers

How We Manufacture

     We have typically contracted with various electronics manufacturing and assembly houses to manufacture the hardware components of our products. Most of these contractors are located in the San Francisco Bay Area. Our staff performs final assembly, integration and testing at our Novato, California headquarters.

Sole-Sourced Components

     We utilize a number of components in our products that are available from only a single source. We purchase these sole-source components from time to time, that is, we do not carry significant inventories of these components and we have no guaranteed supply agreements for them. We have experienced shortages of some sole-sourced components in the past. We are likely to experience similar shortages at some point in the future. Such shortages can have a significant negative impact on our business.

Outsourcing

     Over the past three years, we have shifted our hardware manufacturing to an "outsourcing" approach. Under outsourcing we contract with a single partner organization which takes responsibility for procuring parts, and for manufacturing them into complete, tested assemblies which are then released to us according to our instructions. Our current outsourcing arrangement is with Arrow/Bell. We believe that outsourcing provides us with increased flexibility to increase or decrease production, and allows us to operate our business with substantially reduced inventories thereby reducing financing requirements. During the 2000 fiscal year, we produced approximately 85% of our hardware via outsourcing. We plan to continue this outsourcing approach.

     While we believe that outsourcing is advantageous for Sonic, it makes us very dependent on a single production source. Financial, operational, or supply problems encountered by our outsourcing partner or its sub-contractors could seriously hamper or interrupt our ability to manufacture, sell and ship our products.

Proprietary Rights

General Approach

     We rely on a combination of the following to protect our proprietary rights in our products:

     .    patents,

     .    trade secret law,

     .    copyright law,

     .    trademark law,

     .    contracts, and

     .    technical measures.

      We generally sell our products subject to standard purchase and license agreements that restrict unauthorized disclosure of our proprietary software and designs, or copying for purposes other than the use intended when the product is sold.

Patents

     We have applied in the United States for patents covering certain of our technologies and will probably apply for more in the future. We will probably also apply for foreign patents. We have been granted U.S. Patent No. 5,812,790:
"Variable encoding rate plan generation" covering certain aspects of MPEG-2 Video encoding technology; and U.S. Patent No. 6,047,356: "Method of dynamically allocating network node memory's partitions for caching distributed files" covering a distributed file system, and may be granted additional patents in the future. Of course, we can't be sure that our current or future patent applications will be granted. Nor can we be certain that we can successfully prosecute claims against others based on our patents, or defend our patents against the claims of others. We believe that becoming involved in patent litigation can be quite expensive and is highly uncertain in terms of outcome.

     The status of patent protection in our industry is not well defined particularly as it relates to software and signal processing algorithms. In the past several years there seems to have been a trend on the part of patent authorities to grant patents in audio and video processing techniques with increasing liberality. We believe that it is quite possible that some of our present or future products may infringe issued or yet to be issued patents. It is almost certain that we will be asked by patent holders to respond to infringement claims. If such patents were held to be valid, and if they covered a portion of our technology for which there was no ready substitute, we might suffer significant market and financial losses.

     Our products involve the use of certain technologies in which the overall patent situation is acknowledged by most industry observers to be very unclear. For example, patent coverage and license availability for MPEG-2 video encoding and decoding is currently quite uncertain. While one group of companies has attempted to create a single licensing entity for this technology (called "MPEG/LA"), we believe that not all relevant patent holding companies have joined this entity. We also believe that many companies have refrained from executing the licenses offered by MPEG/LA even though their products arguably involve technologies covered by the MPEG/LA patents. We plan to continue to monitor this area and we hope to act prudently to avoid needless litigation and entanglements while continuing to offer our products.

Trade Secrets

     We rely to a great extent on the protection the law gives to trade secrets to protect our proprietary technology. Our policy is to request confidentiality agreements from all of our employees and key consultants, and we regularly enter into confidentiality agreements with other companies with whom we discuss any of our proprietary technology.

     Despite trade secret protection, we cannot be sure that third parties will not independently develop the same or similar technologies. Despite contract and procedural measures, we believe that it is practically impossible to guard against unauthorized disclosure or misuse of technology to which we have granted third parties access. We also have significant international operations. Many foreign countries, in law or in practice, do not extend the same level of protection to trade secrets as does U.S. law.

Current Infringement Issues

     In the past we have been advised of various infringements of patents and trademarks. We do not believe that in any such situation currently known to us we are at risk of material loss or serious interruption of our business. We may be incorrect in this assessment, of course.

Geographic Exposure

     We have for many years realized a significant proportion of our revenues from sales outside the United States. In some fiscal quarters non-U.S. revenue has constituted as much as 52% of our revenues. In the fiscal year ended March 31, 2000, 47% of our revenues came from sales outside the United States. We believe that it is quite likely that at some points in the future an even higher percentage of our sales will be generated outside the United States.

     Because of our foreign sales, we are exposed to a number of factors that would not be relevant if our sales were largely made within the United States. Currency movements which make the U.S. dollar stronger relative to foreign currencies can effectively raise the price of our products to foreign customers, reducing demand for our products. Import restrictions, tariffs, and foreign product regulations (particularly those dealing with product safety and RF emissions) may also impede our ability to do business in foreign countries.

Properties

     Our principal administrative, sales and marketing, research and development and support facility is located at 101 Rowland Way in Novato, California and consists of approximately 30,000 square feet under a lease which expires in 2001.

     We also have sales offices located in London and Tokyo.

   MARKET FOR SONIC SOLUTIONS' COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     Our common stock is listed on the Nasdaq National Market. As of March 31, 2000 there were approximately 175 registered holders of our common stock. We believe, however, that many beneficial holders of our common stock have registered their shares in nominee or street name, and that there are substantially more than 175 beneficial owners. The low price and high price of our common stock during the last eight quarters and as of August 30, 2000 are as follows:

     ----------------------------------------------------------------------------------------------------
                                                                      Low Price           High Price
                                                                      ---------           ----------
     ----------------------------------------------------------------------------------------------------
     Quarter ended June 30, 1998................................       $ 2.125               $ 5.250
     Quarter ended September 30, 1998...........................       $ 1.250               $ 3.250
     Quarter ended December 31, 1998............................       $ 1.500               $ 7.375
     Quarter ended March 31, 1999...............................       $ 3.563               $ 8.438
     Quarter ended June 30, 1999................................       $ 3.875               $ 7.125
     Quarter ended September 30, 1999...........................       $ 2.000               $ 5.000
     Quarter ended December 31, 1999............................       $ 1.688               $ 5.313
     Quarter ended March 31, 2000...............................       $ 3.875               $12.500
     Quarter ended June 30, 2000................................       $ 3.250               $ 9.250
     Period ended August 30, 2000...............................       $ 1.688               $ 4.469
     ----------------------------------------------------------------------------------------------------

     We have not paid any dividends on our Common Stock during the periods set forth above. It is presently the policy of the Board of Directors to retain earnings for use in expanding and developing our business. Accordingly, we do not anticipate paying dividends on the Common Stock in the foreseeable future.

                            SELECTED FINANCIAL DATA

     The following selected financial data should be read in conjunction with the financial statements and related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this registration statement. The selected financial data presented below under the caption "Statement of Operations Data" and "Balance Sheet Data" for, and as of the end of, each of the years in the five-year period ended March 31, 2000 are derived from our financial statements, which financial statements have been audited by KPMG LLP, independent certified public accountants. The financial statements as of March 31, 2000 and 1999, and for each of the years in the three-year period ended March 31, 2000, and the report thereon, are included elsewhere in this document.

                                                            Years Ended March 31,
                                                 -------------------------------------------
                                                   1996     1997     1998     1999     2000
                                                 -------   ------   ------   ------   ------
                                                    (in thousands, except share amounts)
STATEMENT OF OPERATIONS DATA:
Net revenue....................................  $13,944   15,911   19,881   21,899   20,827
Cost of revenue................................    7,344    7,432   10,209    9,547    8,992
                                                 -------   ------   ------   ------   ------
Gross profit...................................    6,600    8,479    9,672   12,352   11,835

Operating expenses:
 Marketing and sales...........................    5,873    6,000    7,257    7,216    8,938
 Research and development......................    2,961    5,737    6,037    5,137    6,155
 General and administrative....................    2,668    1,837    1,603    1,556    2,284
                                                 -------   ------   ------   ------   ------
Total operating expenses.......................   11,502   13,574   14,897   13,909   17,377
                                                 -------   ------   ------   ------   ------

Operating loss.................................   (4,902)  (5,095)  (5,225)  (1,557)  (5,542)
Other income (expense).........................      176      (96)    (651)    (302)    (249)
Provision (benefit) for income taxes...........   (1,169)       -        -        -      (97)
                                                 -------   ------   ------   ------   ------
Net loss.......................................  $(3,557)  (5,191)  (5,876)  (1,859)  (5,694)
                                                 =======   ======   ======   ======   ======

Basic loss per share...........................  $ (0.48)   (0.69)   (0.76)   (0.21)   (0.56)
Weighted average shares used in computing per
 share amounts.................................    7,447    7,542    7,761    8,896   10,460

Diluted loss per share.........................  $ (0.48)   (0.69)   (0.76)   (0.21)   (0.56)
Weighted average shares used in computing per
 share amounts.................................    7,447    7,542    7,761    8,896   10,460

BALANCE SHEET DATA:
Working capital................................  $ 8,384    6,263    1,164    1,167    4,976
Total assets...................................  $16,107   15,889   12,630   13,765   14,968
Shareholders' equity...........................  $12,912    8,430    5,418    5,932    8,750

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


OVERVIEW; CERTAIN FACTORS THAT MAKE FUTURE RESULTS DIFFICULT TO PREDICT; CERTAIN ITEMS TO REMEMBER WHEN READING OUR FINANCIAL STATEMENTS

     Our quarterly operating results vary significantly depending on the timing of new product introductions and enhancements by ourselves and by our competitors. Our results also depend on the volume and timing of orders which are difficult to forecast. Because our customers generally order on an as-needed basis, and we normally ship products within one week after receipt of an order, we don't have an order backlog which can assist us in forecasting results. For all these reasons, our results of operations for any quarter are a poor indicator of the results to be expected in any future quarter.

     A large portion of our quarterly revenue is usually generated in the last few weeks of the quarter. Since our ongoing operating expenses are relatively fixed, and we plan our expenditures based primarily on sales forecasts, if revenue generated in the last few weeks of a quarter do not meet our forecast, operating results can be very negatively affected.

     We capitalize a portion of our software development costs in accordance with Statement of Financial Accounting Standard No. 86. Such capitalized costs are amortized to cost of revenue over the estimated economic life of the product, which is generally three years. See Note 4 of Notes to Financial Statements.

RESULTS OF OPERATIONS

     The following table sets forth certain items from Sonic Solutions' statements of operations as a percentage of net revenue for fiscal years 1998 through 2000 and the quarters ended June 30, 1999 and 2000:

                                                             Years ended March 31,                   Quarter ended June 30,
                                                      -----------------------------------            ----------------------
                                                       1998           1999           2000             1999             2000
                                                      -----------------------------------            ----------------------
Net revenue                                           100.0%         100.0%         100.0%           100.0%           100.0%
Cost of revenue                                        51.4           43.6           43.2             47.8             34.7
                                                      -----          -----          -----            -----            -----
Gross profit                                           48.6           56.4           56.8             52.2             65.3
Operating expenses:
     Marketing and sales                               36.5           33.0           42.8             38.5             46.9
     Research and development                          30.4           23.5           29.6             28.6             27.0
     General and administrative                         8.0            7.0           11.0              6.6             15.5
                                                      -----          -----          -----            -----            -----
Total operating expenses                               74.9           63.5           83.4             73.7             89.4
                                                      -----          -----          -----            -----            -----
Operating loss                                        (26.3)          (7.1)         (26.6)           (21.5)           (24.1)
Other expense                                          (3.3)          (1.4)          (1.2)            (0.9)            (0.8)
Provision (benefit) for income taxes                    ---            ---           (0.5)            (1.7)             ---
                                                      -----           ----          -----            -----            -----
Net loss                                              (29.6)%         (8.5)%        (27.3)%          (20.7)%          (24.9)%
                                                      =====           ====          =====            =====            =====


COMPARISON OF FISCAL YEARS ENDED MARCH 31

     Net Revenue. Our net revenue increased from $19,881,000 in fiscal 1998 to $21,899,000 in fiscal 1999 and decreased to $20,827,000 in fiscal 2000, representing an increase of 10.2% from fiscal 1998 to fiscal 1999 and a decrease of 4.9% from fiscal 1999 to fiscal 2000. The increase in fiscal 1999 was primarily due to increased sales of DVD Creator systems. The decrease in fiscal 2000 was primarily due to the decrease in sales of our audio products which was partially offset by increases in sales of our DVD systems, including our two newer products, DVDit! and DVD Fusion.

     International sales accounted for 52%, 47% and 47% of our net revenue for the 1998, 1999, and 2000 fiscal years, respectively. See Note 10 of Notes to Financial Statements. Our international sales decreased in fiscal 1999 due to the increased sales of DVD Creator systems in the U.S. markets. Our international sales remained consistent in fiscal 2000 primarily due to the continuation of more sales of DVD Creator systems in the U.S. markets. International sales have historically represented around 50% of our total sales, and we expect that they will continue to represent a significant percentage of future revenue.

     Cost of Revenue. Our cost of revenue decreased from 51.4% of net revenue in fiscal 1998 to 43.6% in fiscal 1999 and decreased to 43.2% in fiscal 2000. The decrease in cost of revenue in fiscal year 1999 and fiscal year 2000 is primarily due to a shift in sales product mix towards higher margin DVD Creator
system and DVDit! sales.   In general we have been selling less hardware as a
percentage of revenue in our professional systems and our new product DVDit! includes no hardware.

     Marketing and Sales. Our marketing and sales expenses decreased from $7,257,000 in fiscal 1998 to $7,216,000 in fiscal 1999 and increased to $8,938,000 in fiscal 2000. Marketing and sales represented 36.5%, 33.0% and 42.8% of net revenue for fiscal 1998, 1999 and 2000, respectively. Our marketing and sales expenses remained relatively consistent in dollar terms from fiscal 1998 to fiscal 1999. Our marketing and sales expenses increased in fiscal 2000 primarily due to increases in salary expenses as a result of the increase in headcount, and increases in advertising and marketing costs related to our DVDit! and our DVD product lines. Our marketing and sales headcount increased from thirty-seven at March 31, 1999 to forty at March 31, 2000. Included in our marketing and sales expenses are dealer and employee commission expenses, which as a percentage of net revenue decreased from 5.2% in fiscal 1998 to 4.7% in both fiscal 1999 and fiscal 2000.

     Research and Development. Our research and development expenses decreased from $6,037,000 in fiscal 1998 to $5,137,000 in fiscal 1999 and increased to $6,155,000 in fiscal 2000. Our research and development expense as a percentage of net revenue was 30.4% in fiscal 1998, 23.5% in fiscal 1999, and 29.6% in fiscal 2000. We capitalize a portion of our software development costs in accordance with statement of Financial Accounting Standard No. 86. (This means that a portion of the costs we incur for software development are not recorded as an expense in the period in which they are actually incurred. Instead they are recorded as an asset on our balance sheet. The amount recorded on our balance sheet is then amortized over the estimated life of the products in which the software is included.) Our research and development expenses decreased in fiscal 1999 due to decreases in consulting and prototype expenses associated with new product introductions. Research and development expenses increased in fiscal 2000 primarily due to increased headcount from thirty at March 31, 1999 to thirty-two at March 31, 2000 and due to consulting expenses associated with introductions of new products, including our DVDit! product. Prototype and consulting expenses can fluctuate significantly from period to period depending upon the status of hardware and software development projects and our schedule of new product introductions.

     General and Administrative. Our general and administrative expenses decreased from $1,603,000 in fiscal 1998 to $1,556,000 in fiscal 1999 and increased to $2,284,000 in fiscal 2000. These expenses represented 8.0% of net revenue in fiscal 1998, 7.0% of net revenue in fiscal 1999 and 11.0% of net revenue in fiscal 2000. Our general and administrative expenses decreased in fiscal 1999 due to reductions in bad debt and other general expenses. Our general and administrative expenses increased in fiscal 2000 primarily due to a charge to bad debt expense of $600,000 which represented an additional reserve for sales to audio professionals and distributors who are experiencing liquidity difficulties due to a decline in their business. We anticipate that general and administrative expenses (exclusive of the bad debt expense) will increase in the future as costs increase and if our operations expand.

     Other Expense, Net. The "Other Expense" item on our statement of operations includes primarily the net amount of interest or other financing charges we have incurred due to borrowings, reduced by the interest we earn on cash balances and short term investments. For our 1998, 1999 and 2000 fiscal years, we incurred interest and other financing charges related to financing agreements we had with entities associated with Hambrecht & Quist, as well as borrowings under our bank credit line.

     Provision for Income Taxes. In accordance with Statement of Financial Accounting Standards No. 109, we made no provision for income taxes for our 1998, 1999 fiscal years. For the 2000 fiscal year a benefit was recorded (during the quarter ended June 30, 1999) to reflect the refund due us following the conclusion of an Internal Revenue Service audit. During the 2000 fiscal year we exhausted our ability to carryback tax losses resulting from operations in the fiscal year ended March 31, 1996

     Liquidity and Capital Resources. In December, 1996 we entered into a Loan and Security Agreement with Silicon Valley Bank. This agreement, which we sometimes refer to as our "bank credit line", has been modified or renewed at various times since December 1996. The current bank credit line (renewed in September, 1999) provides for up to $2,500,000 in available borrowings based upon our eligible accounts receivable balances. The current bank credit line will expire on September 28, 2000. This bank credit line provides for a variety of covenants, including among other things, that we maintain certain financial ratios. The bank credit line is collateralized by a security interest in substantially all of our assets. Interest on borrowings under this agreement is payable monthly at a rate of one and one quarter percent in excess of the prime rate. On March 31, 2000 there were no borrowings outstanding under this agreement. In December, 1996, we also obtained a $5,100,000 financing facility with entities associated with Hambrecht & Quist. This facility included subordinated debt as well as equipment lease financing. We received $3,000,000 of subordinated debt from Hambrecht & Quist Transition Capital, LLC and $1,100,000 of subordinated debt from Hambrecht & Quist Guaranty Finance, LLC, pursuant to the above facility. The remaining $1,000,000 of the facility was used to fund a master lease line for financing of future capital asset purchases. The facility with the Hambrecht & Quist entities is secured by an interest in our fixed assets and substantially all of our other assets but is subordinate to our bank credit line. In connection with this financing facility, we issued warrants to purchases 260,200 common shares to entities associated with Hambrecht & Quist. The Hambrecht

& Quist entities were entitled to exercise the warrants with respect to 130,100 shares at an exercise price of $10.00 at any time on or before December 24, 2004, and with respect to 130,100 shares at an exercise price of $7.00 at any time on or after December 24, 1997 and before December 24, 2004. In December, 1997 all of the $7.00 warrants were exercised on a "net" basis, and the warrant holder received 40,266 shares of Common Stock. We recorded $549,000 of deferred interest attributable to the value of the warrants, which was amortized using the effective interest rate method to interest expense over the term of the financing facility. The fair value of the warrants was estimated using the Black-Scholes option pricing model and the following assumptions: volatility of
 .75, risk free interest rate of 6.3% and expected life equal to the contractual terms.

     In March, 1998, we renegotiated our financing arrangement with Hambrecht & Quist Guaranty Finance. The agreement we reached involved the restructuring of $3,000,000 debt into $1,500,000 of Series C Convertible Preferred Stock (see note 7 of Notes to Financial Statements) and $1,500,000 of debt. The interest rate on such restructured debt was 7.25% and was due in October 1999. We filed a Form S-3 Registration Statement under the Securities Act of 1933 to register the resale of the 461,538 shares of the Company's Common Stock which underlie the Series C Convertible Preferred Stock issued to Hambrecht & Quist Guaranty Finance. In connection with the agreement, the exercise price of 90,000 of the $10.00 warrants issued with the original arrangement reached in December 1996 was lowered to the fair value of common stock of $3.25. We accounted for this transaction by revaluing the new warrants, using comparable assumptions as the original warrant grant, and the resultant value of $90,000 was amortized over the new loan period. In June, 1998, 90,000 of the $3.25 warrants were exercised on a "net exercise" basis, and the warrant holder received 29,691 shares of common stock. During the fiscal years ended March 31, 1999 and March 31, 2000, 167,500 and 292,000 shares of the Preferred Stock were converted into common stock pursuant to this financing arrangement.

     In October 1999, we renegotiated our financing arrangement with Hambrecht & Quist Guaranty Finance. The agreement we reached involved the restructuring of $1,500,000 debt into 153,846 shares of Series C Convertible Preferred Stock and $1,000,000 of debt. The interest rate on the restructured debt is 7.25% and the debt and interest are payable in monthly installments through April 30, 2001. In connection with this agreement, we issued warrants to purchase 120,000 common shares at an exercise price of $2.50. These warrants expire on April 30, 2006. We also enhanced the conversion rate of Hambrecht and Quist's existing Series C Convertible Preferred Stock so that each share of Series C Convertible Preferred Stock is convertible into 1.625 shares of Common Stock. The beneficial conversion feature, warrants and new debt were recorded at their relative fair values. We recorded $345,000 of deferred financing costs attributable to this finance restructuring with Hambrecht & Quist Guaranty. This amount is being amortized using the effective interest rate method to interest expense over the term of the financing facility (18 months). The fair value of the warrants was estimated using the Black-Scholes option pricing model and the following assumptions: volatility of .50, risk free interest rate of 6% and expected life equal to the contractual terms. We filed a Form S-3 Registration Statement under the Securities Act of 1933 to register the shares of the common stock which underlie the Series C Convertible Preferred Stock and the 120,000 shares of our common stock which underlie the warrants issued to Hambrecht & Quist Guaranty Finance.

     In December, 1997, we secured a $7,000,000 equity-based line of credit. Under this arrangement, we had the right to draw up to a total of $7,000,000 in cash in exchange for common stock. Pricing of the common stock issued was based on the market price of our common stock at the time of a draw subject to a 14% discount and a 4% commission payable in common stock. The availability of the credit line, and the amounts and timing of draws under the line were subject to a number of conditions. In January, 1998, we filed a Form S-3 Registration Statement under the Securities Act of 1933 to register the resale of shares issued under this credit line. During the fiscal year ended March 31, 1998, we drew $1,450,000 from this credit line for which we issued 618,130 shares of common stock. During the fiscal year ended March 31, 1999, we drew an additional $2,358,000 from this credit line for which we issued 903,870 shares of common stock. This facility is no longer available to us.

     On May 20, 1999, we secured a new equity-based line of credit by entering into a new stock purchase agreement with Kingsbridge. Under this arrangement, we were able to draw up to $12,000,000 in cash in exchange for common stock. Pricing of the common stock issued under this arrangement was based on the market price of our common stock at the time of a draw, discounted by 10% or 12%, depending upon the price of our common stock. The availability of the credit line, and the amounts and timing of draws under the line were subject to a number of conditions. On May 27, 1999, we filed a Registration Statement on Form S-1 to register for resale the shares we may issue to Kingsbridge under this credit line and on August 12, 1999 the Statement became effective. During the fiscal year ended March 31, 2000, we drew $7,408,000 from the credit line for which we issued 1,800,000 shares of common stock. Because of limitations on the total number of shares that could be issued under this line of credit, this facility is no longer available to us and was terminated on March 14, 2000.

     On May 4, 2000, we secured a new equity-based line of credit by entering into a new stock purchase agreement with Kingsbridge. Under the new agreement, we may draw up to $20,000,000 in cash in exchange for common stock. Pricing of the common stock issued under this agreement is based on the market price of our common stock at the time of a draw subject to discounts ranging from 8% to 12%. This Registration Statement on Form S-1 will register for resale the shares we may issue to Kingsbridge under this credit line. The availability of the credit line, and the amounts and timing of draws under the lines are subject to a number of conditions, including the effectiveness of this S-1 Registration Statement.

     Our operating activities have used cash of $1,412,000 in fiscal year 1998, $124,000 in fiscal year 1999 and $2,628,000 in fiscal year 2000. During those fiscal years cash required by operating activities was not as great as our operating losses due to various factors, including improvements in receivables collection and inventory turnover, and the receipt of income tax refunds in certain fiscal years. In addition to our operating losses, we utilized cash during the 1998, 1999, and 2000 fiscal years to purchase new fixed assets, pay down debt obligations and to develop and purchase software that was added to capitalized software.

     During fiscal 1998 we augmented cash on hand via borrowings from our bank credit line described above, as well as draws on the equity credit line described above. During the 1999 and 2000 fiscal years we augmented cash on hand primarily by drawing on the equity credit lines described above.

     We believe that existing cash, cash equivalents and short term investments, available credit and cash generated from operations, plus cash available through the new equity based line of credit with Kingsbridge (when and if it becomes available-see discussion above) will be sufficient to meet our cash requirements at least through the end of fiscal year 2001.

     As of March 31, 2000, we had cash and cash equivalents of $5,179,000 and working capital of $4,976,000.

     Impact of Year 2000 Issue. We have not experienced any major system failures or disruptions as a result of the Year 2000 issue. In addition, we did not incur significant incremental costs to become Year 2000 compliant.

     Forward Looking Statements. Certain statements in this Prospectus, including statements contained under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations", constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements express or implied by such forward-looking statements. Such factors include, but are not limited to the following: general economic and business conditions; charges and costs related to acquisitions; and our ability to develop and market products for the markets in which we operate, to successfully integrate our acquired products and services, to adjust to changes in technology, customer preferences, enhanced competition and new competitors in the markets in which we operate.

     Quantitative and Qualitative Disclosures about Market Risk. We do not have material exposure to quantitative and qualitative market risks because we do not own any risk sensitive financial instruments.

Comparison of First Quarters Ended June 30

     NET REVENUE. Our net revenue decreased from $5,591,000 for the first quarter ended June 30, 1999 to $5,001,000 for the first quarter ended June 30, 2000, representing an decrease of 11%. The decrease in revenue is due primarily to the decrease in sales of our audio products. This decrease was partially offset by increases in sales of our DVD products, in particular DVDit!, our Consumer DVD product which we introduced in September 1999.

     International sales accounted for 48.3% and 46.8% of our net revenue for the first quarter ended June 30, 1999 and 2000, respectively. See Note 5 of Notes to Condensed Financial Statements. International sales have historically represented slightly less than 50% of our total sales, and we expect that they will continue to represent a significant percentage of future revenue. International sales as a percentage of our total sales fluctuate from quarter to quarter depending on a number of factors.

     COST OF REVENUE. Our cost of revenue, as a percentage of net revenue decreased from 47.8% for the first quarter ended June 30, 1999 to 34.7% for the quarter ended June 30, 2000. The decrease in cost of revenue is primarily due to the shift in sales product mix towards higher margin professional DVD systems and towards our DVDit! (Customer DVD) product. In general we have been selling less hardware as a percentage of revenue in our professional systems and our DVDit! product includes no hardware.

     MARKETING AND SALES. Our marketing and sales expenses increased from $2,151,000 for the first quarter ended June 30, 1999 to $2,347,000 for the first quarter ended June 30, 2000. Marketing and sales represented 38.5% and 46.9% of net revenue for the first quarter ended June 30, 1999 and 2000, respectively. Our marketing and sales expenses increased primarily due to increases in salary expenses as a result of the increase in headcount, and increases in advertising and marketing costs related to our DVDit! and our DVD Creator product lines and our enhanced participation at major tradeshows. Our marketing and sales headcount increased from thirty-nine at June 30, 1999 to forty-two at June 30, 2000. Included in our marketing and sales expenses are dealer and employee commission expenses, which as a percentage of net revenue decreased from 4.8% for the first quarter ended June 30, 1999 to 4.0% for the first quarter ended June 30, 2000.

     RESEARCH AND DEVELOPMENT. Our research and development expenses decreased from $1,600,000 for the first quarter ended June 30, 1999 to $1,351,000 for the first quarter ended June 30, 2000. Our research and development expenses represented 28.6% and 27.0% of net revenue for the first quarter ended June 30, 1999 and 2000, respectively. We capitalize a portion of our software development costs in accordance with Statement of Financial Accounting Standards No. 86. (This means that a portion of the costs we incur for software development are not recorded as an expense in the period in which they are actually incurred. Instead they are recorded as an asset on our balance sheet. The amount recorded on our balance sheet is then amortized over the estimated life of the products in which the software is included.) Our research and development expenses decreased primarily due to decreases in consulting and prototype expenses associated with new product introductions. Prototype and consulting expenses can fluctuate significantly from period to period depending upon the status of hardware and software development projects and our schedule of new product introductions. Headcount for research and development increased from thirty-three at June 30, 1999 to thirty-four at June 30, 2000.

     GENERAL AND ADMINISTRATIVE. Our general and administrative expense increased from $368,000 for the first quarter ended June 30, 1999 to $773,000 for the first quarter ended June 30, 2000. Our general and administrative expenses represented 6.6% and 15.5% of net revenue for the first quarter ended June 30, 1999 and 2000, respectively. The increase in general and administrative expenses is primarily due to a charge to bad debt expense of $170,000 in the quarter ended June 30, 2000 which represented an additional reserve for sales to audio professionals and distributors who are experiencing liquidity difficulties due to a decline in their business. We anticipate that general and administrative expenses (exclusive of the bad debt expense) will increase in the future as costs increase and our operations expand.

     OTHER EXPENSE, NET. The "Other Expense" item on our statement of operations includes primarily the net amount of interest or other financing charges we have incurred due to borrowings reduced by the interest we earn on cash balances and short term investments. For the first quarter ended June 30, 1999 and 2000, we incurred interest and other financing charges related to financing agreements we had with entities associated with Hambrecht & Quist.

     PROVISION FOR INCOME TAXES. In accordance with Statement of Financial Accounting Standards No. 109, a benefit was recorded for the first quarter ended June 30, 1999 and no provision was made for income taxes for the first quarter ended June 30, 2000. The benefit recorded for the quarter ended June 30, 1999 reflected the refund due us per the conclusion of an Internal Revenue Service audit. During the 2000 fiscal year, we exhausted our ability to carryback some of our tax losses resulting from operations in the fiscal year ended March 31, 1996.

     LIQUIDITY AND CAPITAL RESOURCES. In December 1996, we entered into a Loan and Security Agreement with Silicon Valley Bank. This Agreement, which we sometimes refer to as our "bank credit line," has been modified or renewed at various times since December 1996. The current bank credit line was renewed in September, 1999 and provides for up to $2,500,000 in available borrowings based upon our eligible accounts receivable balances. The current bank credit line will expire on September 28, 2000. This bank credit line provides for a variety of covenants, including among other things, that we maintain certain financial ratios. The bank credit line is collateralized by a security interest in substantially all of our assets. Interest on borrowings under this agreement is payable monthly at a rate of one and one quarter percent in excess of the prime rate. On June 30, 2000, there were no borrowings outstanding under this agreement.

     In October, 1999, we renegotiated our financing arrangement with Hambrecht & Quist Guaranty Finance. The agreement we reached involved the restructuring of $1,500,000 debt into 153,846 shares of Series C Convertible Preferred Stock and $1,000,000 of debt. The interest rate on the restructured debt is 7.25% and the debt and interest are payable in monthly installments through April 30, 2001. In connection with this agreement, we issued warrants to purchase 120,000 common shares at an exercise price of $2.50. These warrants expire on April 30, 2006. We also enhanced the conversion rate of Hambrecht & Quist's existing Series C Convertible Preferred Stock so that each share of Series C Convertible
Preferred Stock is convertible into 1.625 shares of Common Stock. The beneficial conversion feature, warrants and new debt were recorded at their relative fair values. We recorded $345,000 of deferred financing costs attributable to this finance restructuring with Hambrecht & Quist Guaranty. This amount is being amortized using the effective interest rate method to interest expense over the term of the financing facility (18 months). The fair value of the warrants was estimated using the Black-Scholes option pricing model and the following assumptions: volatility of .50, risk free interest rate of 6% and expected life equal to the contractual terms. We filed a Form S-3 Registration Statement under the Securities Act of 1933 to register the shares of the common stock which underlie the Series C Convertible Preferred Stock and the 120,000 shares of our common stock which underlie the warrants issued to Hambrecht & Quist Guaranty. This Registration Statement on Form S-3 became effective on March 17, 2000. During the quarter ended June 30, 2000 all shares of the Series C Convertible Preferred Stock were converted into common stock.

     On May 20, 1999, we obtained an equity-based line of credit by entering into a new stock purchase agreement with Kingsbridge Capital. Under this arrangement, we were able to draw up to $12,000,000 in cash in exchange for common stock. Pricing of the common stock issued under this arrangement was based on the market price of our common stock at the time of a draw, discounted by 10% or 12%, depending upon the price of our common stock. The availability of the credit line, and the amounts and timing of draws under the line were subject to a number of conditions. On May 27, 1999, we filed a Registration Statement on Form S-1 to register for resale the shares we may issue to Kingsbridge under this credit line and on August 12, 1999 the Registration Statement became effective. During the fiscal year ended March 31, 2000, we drew $7,408,000 from the credit line for which we issued 1,800,000 shares of common stock. Because of limitations on the total number of shares that could be issued under this line of credit, this facility is no longer available to us and was terminated on March 14, 2000.

     On May 4, 2000, we entered into a new Private Equity Line Agreement with Kingsbridge Capital. Under this Agreement, we may draw cash in exchange for our common stock. The total of all draws may not exceed $20,000,000 in cash, or 19.9% of our outstanding common stock. The pricing of individual draws is based on the market price of our common stock around the time of a draw subject to discounts ranging from 8% to 12%. On July 19, 2000 we filed a Registration Statement on Form S-1 to register for resale to the public shares that Kingsbridge may receive from us under this credit line. This Registration Statement has not yet become effective, and we will be unable to draw on this credit line until the Registration Statement is effective. Also, the amounts and timing of draws under the line are subject to a number of other conditions and restrictions, which are discussed in more detail in the Registration Statement. While we anticipate that the Registration Statement will become effective in the near future, and that conditions will be such that this line of credit will be available to us, we cannot be sure of this.

     Our operating activities have used cash of $594,000 and $1,054,000 for the first quarter ended June 30, 1999 and 2000, respectively. Cash was used primarily to fund the operating losses and to support the increase in accounts receivables. In addition to our operating losses and increases in accounts receivable, we utilized cash during both quarters to purchase new fixed assets, pay down debt obligations and to develop and purchase software that was added to capitalized software.

     We believe that existing cash, cash equivalents and short term investments, available credit and cash generated from operations, plus cash available through the new equity based line of credit with Kingsbridge (when and if it becomes available to us - see discussion above) will be sufficient to meet our cash requirements at least through the end of fiscal year 2001.

     As of June 30, 2000, we had cash and cash equivalents of $3,657,000 and working capital of $4,035,000.

ITEM 3.    QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     Our exposure to market risk is confined to cash and cash equivalents, which have maturities of less than three months. The securities in the investment portfolio are not leveraged, and are, due to their very short term nature, subject to minimal interest rate risk. We invest cash and cash equivalents in money market funds.

                                  MANAGEMENT


     Our directors and executive officers and their ages as of March 31, 2000 are as follows:


            NAME                AGE                                 POSITION
------------------------        ---        -------------------------------------------------------------
   Robert J. Doris              47         President (Chief Executive Officer) and Director
   Mary C. Sauer                47         Senior Vice President of Business Development and Director
   A. Clay Leighton             43         Senior Vice President Worldwide Operations, Finance and Chief
                                              Financial Officer
   Christopher A. Kryzan        40         Senior Vice President of Engineering and Marketing
   Robert M. Greber             61         Director
   Peter J. Marguglio           52         Director

     Mr. Doris is married to Ms. Sauer. There are no other family relationships between any director or executive officer of Sonic Solutions.

     ROBERT J. DORIS. Mr. Doris founded Sonic Solutions in 1986 and has served as President and Director of Sonic Solutions since that time. Prior to 1986 he was President of The Droid Works, a subsidiary of Lucasfilm Ltd., which produced computer-based video and digital audio systems for the film and television post-production and music recording industries. Prior to founding The Droid Works, Mr. Doris was a Vice President of Lucasfilm and General Manager of the Lucasfilm Computer Division. Mr. Doris received B.A., J.D. and M.B.A. degrees from Harvard University. Mr. Doris is married to Ms. Sauer.

     MARY C. SAUER. Ms. Sauer founded Sonic Solutions in 1986 and has served as a Vice President and Director of Sonic Solutions since that time. Ms. Sauer became Senior Vice President of Marketing and Sales in February 1993. Prior to 1986, Ms. Sauer was Vice President of Marketing for The Droid Works and prior to joining The Droid Works, Ms. Sauer was Director of Marketing for the Lucasfilm Computer Division. Ms. Sauer received an M.B.A. in Finance and Marketing from the Wharton School of the University of Pennsylvania and a B.F.A. from Washington University in St. Louis. Ms. Sauer is married to Mr. Doris.

     A. CLAY LEIGHTON. Mr. Leighton joined Sonic Solutions in February 1993 as Vice President of Finance. In January, 1999, Mr. Leighton was named Senior Vice President of Worldwide Operations and Finance and Chief Financial Officer.
Prior to joining Sonic, from January 1990 to July 1992 he was Vice President, Finance and CFO for RESNA Industries Inc., an environmental services firm, and from August 1988 to December 1989 he was Vice President, Finance and CFO for Command Data Systems, a software company specializing in software for the public safety market. Mr. Leighton has also worked as strategy consultant for the Boston Consulting Group. Mr. Leighton received a B.A. from Wesleyan University and an M.B.A. from the Amos Tuck School of Business Administration at Dartmouth College.

     CHRISTOPHER A. KRYZAN. Mr. Kryzan joined Sonic Solutions in March 1996 as Vice President of Marketing. In January, 1999, Mr. Kryzan was named Senior Vice President of Marketing and Engineering. Prior to joining Sonic, from May 1994 through February 1996, he was an independent consultant specializing in Internet business and marketing strategy development. From July 1990 to April 1994, he was Director of Marketing at SuperMac Technology, a graphics and digital video technology firm, and General Manager of E-Machines, a subsidiary of SuperMac. From January 1986 to July 1990, he was Director of Product Marketing at Wyse Technology, a manufacturer of terminals and personal computers, and National Sales Manager of

Amdek, a subsidiary of Wyse. Mr. Kryzan received a B.S. in Electrical Engineering from Northwestern University and an M.B.A. from Santa Clara University.

     Robert M. Greber. Mr. Greber has served as a director of the Company since August 1993. Mr. Greber served as president and Chief Operating Officer of The Pacific Stock Exchange since July 1990 and in January 1996 he was elected Chairman and Chief Executive Officer. Prior to joining The Pacific Stock Exchange, he was from 1985 to 1987 President and Chief Executive Officer of Diagnostic Networks, Inc., a network of Magnetic Resonance Imaging Centers which was merged into NMR America in 1987. Prior to DNI, Mr. Greber was President and Chief Executive Officer of Lucasfilm Ltd. from 1981 to 1985 where, among other duties, he oversaw development of digital technologies for video, film, audio, and special effects and video games applications. Before joining Lucasfilm, Mr. Greber was associated with the firm of Merrill Lynch where he was Vice President and Manager of the Los Angeles Institutional Office. Mr. Greber holds a B.S. in Finance from Temple University. Mr. Greber also serves on the Board of Bay View Capital Corp.

     Peter J. Marguglio. Mr. Marguglio has served as a Director of the Company since August 1986. Since January 1990, Mr. Marguglio has worked at Eatec Corporation, a software company located in Berkeley, California where he is now President. Prior to joining Eatec, Mr. Marguglio was President of Resource Marketing, Inc., an equipment leasing firm he founded in 1981. Mr. Marguglio holds a Mechanical Engineering degree from the University of Washington and an M.B.A. degree from Stanford University.

                            EXECUTIVE COMPENSATION

     The following table sets forth the total compensation for the fiscal years ended March 31, 2000, 1999 and 1998 for the Chief Executive Officer and each of the three other most highly compensated executive officers of Sonic Solutions who served as executive officers at fiscal year end and who received salary and bonuses of $100,000 or more. None of the named executive officers earned any bonuses or compensation for these fiscal years other than as set forth in the table or received any restricted stock awards, stock appreciation rights or long-term incentive plan payouts.

                          SUMMARY COMPENSATION TABLE


                                                                       ANNUAL COMPENSATION            LONG-TERM
                                                  FISCAL YEAR       --------------------------       COMPENSATION
      NAME AND PRINCIPAL POSITION                ENDED MARCH 31,    SALARY ($)        BONUS ($)       OPTIONS (#)
------------------------------------------       ---------------    -----------     ----------     --------------
Robert J. Doris                                       2000          $221,250          $     0          85,000
President (Chief Executive Officer)                   1999          $138,750          $     0          85,000
and Director                                          1998          $180,000          $     0         175,000 (1)(5)

Mary C. Sauer                                         2000          $112,675          $     0          40,000
Senior Vice President,                                1999          $111,000          $     0          40,000
Business Development,                                 1998          $146,250          $     0         112,000 (2)(5)
Secretary and Director

Christopher A. Kryzan                                 2000          $185,500          $45,031          25,000
Senior Vice President,                                1999          $175,000          $32,300          40,000
Engineering and Marketing                             1998          $161,550          $29,584         100,000 (3)(5)

A. Clay Leighton                                      2000          $176,250          $15,000          65,000
Senior Vice President Worldwide Operations            1999          $112,920          $15,000          25,000
Finance and Chief Financial Officer                   1998          $130,625          $20,000         155,000 (4)(5)

_______________________

(1) Of these options, 85,000 represent new options granted to replace the same number of canceled options previously granted in fiscal year 1998 with higher exercise prices. See (5) below regarding the repricing of options.

(2) Of these options, 40,000 represent new options granted to replace the same number of canceled options previously granted in fiscal year 1998 with higher exercise prices. See (5) below regarding the repricing of options.

(3) Of these options, 20,000 represent new options granted to replace the same number of canceled options previously granted in fiscal year 1998 with higher exercise prices and 80,000 options represent new options granted to replace canceled options shown as granted in fiscal year 1996 with higher exercise prices. See (5) below regarding the repricing of options.

(4) Of these options, 30,000 represent new options granted to replace the same number of canceled options previously granted in fiscal year 1998 with higher exercise prices, 20,000 represent new options granted to replace canceled options shown as granted in fiscal year 1997 with higher exercise prices and 25,000 represent new options granted to replace canceled options shown as granted in fiscal year 1996 with higher exercise prices. See (5) below regarding the repricing of options.

(5) In March, 1998, following a significant decline in the market price of Sonic Solutions' Common Stock during the preceding months, the Board authorized the repricing of certain options by the Chief Executive

     Officer. The options were repriced as of March 3, 1998, with the effect of canceling the old options and granting new options with an exercise price equal to the fair market value of the Common Stock on such date. Other than the change in exercise price, the terms of each repriced option, including the vesting schedule and expiration date, are the same as that of the initial option. The Board authorized the repricing of the options for the same reason it authorized the initial grants, including promoting the retention of employees crucial to our success and motivating them to perform their duties in ways that will contribute to the appreciation of stockholder value. In the opinion of the Board, the regrant was a prudent way to reduce the risk of attrition of key employees and thereby reduce the risks to our product development.

          The following table sets forth certain information regarding grants of stock options made during the fiscal year ended March 31, 2000 to the executive officers named in the Summary Compensation Table. Since inception, we have not granted any stock appreciation rights.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                          INDIVIDUAL GRANTS
                              -------------------------------------------------------------------
                                                PERCENT OF                                          POTENTIAL REALIZABLE VALUE AT
                              NUMBER OF         TOTAL OPTIONS                                         ASSUMED ANNUAL RATES OF
                              SECURITIES        GRANTED TO                                          STOCK PRICE APPRECIATION FOR
                              UNDERLYING       EMPLOYEES IN          EXERCISE OR                           OPTION TERM (3)
                               OPTIONS            FISCAL             BASE PRICE       EXPIRATION    -----------------------------
     NAME                     GRANTED (#)         YEAR               ($/SH)(1)          DATE(2)             5%            10%
--------------------          -----------      -------------         -----------      ------------  -----------        ----------
Robert J. Doris                 85,000             11%                $2.656           09/09/09       $141,979          $359,803

Mary C. Sauer                   40,000              5%                $2.656           09/09/09       $ 66,814          $169,319

Christopher A. Kryzan           25,000              3%                $2.750           08/20/09       $ 43,237          $109,570

A. Clay Leighton                40,000              5%                $2.656           09/09/09       $ 66,814          $169,319
                                25,000              3%                $2.750           08/20/09       $ 43,237          $109,570

______________________

(1) The exercise price is equal to the fair market value of our Common Stock on the date of grant, as determined by reference to the closing price of our Common Stock on the Nasdaq National Market.

(2) These options are subject to earlier expiration in the event of the officer's termination of employment with us.

(3) Potential realizable value is based on an assumption that the fair market value of the stock on the date of grant appreciates at the stated rate, compounded annually, from the date of grant until the end of the option term. These values are calculated based on requirements promulgated by the Securities and Exchange Commission and do not reflect our estimate of future stock price appreciation.

     The following table sets forth information regarding the number and value of options exercised during the fiscal year ended March 31, 2000 and of unexercised options held by the named executive officers on March 31, 2000. Value is considered to be the difference between exercise price and the closing price of $9.250 per share of the Common Stock as quoted on the Nasdaq National Market on March 31, 2000.


                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

                       AND FISCAL YEAR END OPTION VALUES


                                                                    NUMBER OF SECURITIES
                                                                          UNDERLYING
                                                                    UNEXERCISED OPTION AT        VALUE OF IN-THE-MONEY
                        SHARES ACQUIRED ON   AGGREGATE VALUE          FISCAL YEAR END             AT FISCAL YEAR END
                            EXERCISE              REALIZED              EXERCISABLE/                  EXERCISABLE/
  NAME                        (#)                  ($)                  UNEXERCISABLE              UNEXERCISABLE(1)
---------                     ---                  ---                  -------------              ---------------
Robert J. Doris                    0                   0                316,666/28,334            $2,186,738/186,834
Mary C. Sauer                      0                   0                178,666/13,334            $ 1,227,316/87,924
Christopher A. Kryzan              0                   0                140,833/45,166            $  955,352/178,378
A. Clay Leighton              40,000             377,500                169,250/58,750            $1,186,453/389,151

__________________

(1) These values have not been, and may not be, realized, and are based on the positive spread between the respective exercise prices of the outstanding stock options and the closing price of our Common Stock at March 31, 2000 ($9.250).

          We did not make any awards during the fiscal year ended March 31, 2000 to any of our executive officers named in the Summary Compensation Table under any long-term incentive plan providing compensation intended to serve as incentive for performance to occur over a period longer than one fiscal year, excluding the stock options set forth above.

          Stock Options

          Under our September 1989 Stock Option Plan, options to purchase up to an aggregate of 2,090,000 shares of common stock may be granted to key employees, directors and consultants. Grants of options to our directors may not exceed 140,000 shares. The plan provides for issuing both incentive stock options, which must be granted at fair market value at the date of grant, and nonqualified stock options, which must be granted at not less than 85% of fair market value of the stock. All options to date have been granted as incentive stock options. Options under the plan generally vest over four years from the date of grant. The options generally expire ten years from the date of grant and are canceled three months after termination of employment. The Board of Directors and/or the President administer the plan.

          During 1995, we adopted the 1994 NonEmployee Directors Stock Option Plan which provides for the grant of stock options to our nonemployee directors. Under this plan, stock options are granted annually at the fair market value of our common stock on the date of grant. The number of options so granted annually is fixed by the plan. Such options generally vest over four years from the grant date. The total number of shares to be issued under this plan may not exceed 100,000 shares.

          In March 1998, the Board of Directors approved the repricing of options at an exercise price of $2.5625. There were no changes made to the vesting schedules in relation to the repricing.

          In July 1998, the Board of Directors adopted the Sonic Solutions 1998 Stock Option Plan and the shareholder's approved the 1998 Stock Option Plan in September 1998. The 1998 Stock Option Plan covers

1,000,000 shares of Common Stock, with an annual increase in the number of shares available for issuance under the Stock Option Plan on the last day of each fiscal year; provided that the total number of shares issuable under the plan shall not exceed 2,000,000.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

          The following table sets forth certain information regarding beneficial ownership of the Common Stock as of March 31, 2000 (i) by each person who is known by us to own beneficially more than five percent of the Common Stock, (ii) by each of our directors, (iii) by each of Sonic Solutions' executive officers named in the Summary Compensation Table under the caption "Executive Compensation" below, and (iv) by all directors and executive officers as a group. Donald Campbell and the Board of Managers of Hambrecht & Quist Guaranty Finance, LLC have voting and dispositive power with respect to the shares beneficially owned by Hambrecht & Quist Guaranty Finance, LLC. Valentine O'Donoghue has voting and dispositive power with respect to the shares beneficially owned by Kingsbridge Capital Ltd.

                                                                             NUMBER                   PERCENTAGE
                                                                           OF SHARES                   OF SHARES
                                                                          BENEFICIALLY               BENEFICIALLY
                   NAME AND ADDRESS                                         OWNED(1)                   OWNED(1)
-----------------------------------------------------------               ------------               ------------
Hambrecht & Quist Guaranty Finance, LLC                                          7,722                    *
  One Bush Street
  San Francisco, CA 94104
Kingsbridge Capital Ltd.                                                       129,450                    1.0%
  Dawson Building
  Main Street
  Road Town
  Tortola, BVI
Robert J. Doris (2)                                                          1,545,889                   12.8%
Mary C. Sauer(3)                                                               772,994                    6.4%
Peter J. Marguglio(4)                                                          216,672                    1.8%
Robert M. Greber(5)                                                                292                    *
Christopher A. Kryzan(6)                                                       140,833                    1.2%
A. Clay Leighton(7)                                                            171,917                    1.4%
All directors and executive officers as a group (11 persons)                 3,043,794                   25.3%

--------

*Less than one percent.


(1) This table is based upon information supplied by directors, officers and principal shareholders. Applicable percentage ownership for each shareholder is based on 12,050,214 shares of Common Stock outstanding as of March 31, 2000, together with applicable options for such shareholders. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities, subject to the community property laws where applicable. Shares of Common Stock subject to options are deemed outstanding for the purpose of computing the percentage ownership of the person holding such options, but are not treated as outstanding for computing the percentage ownership of any other person.

(2) Includes 1,229,223 shares owned by Mr. Doris, and 316,666 shares issuable upon exercise of options which will be exercisable within 60 days of March 31, 2000.

(3) Includes 594,328 shares owned by Ms. Sauer, 178,666 shares issuable upon exercise of options which will be exercisable within 60 days of March 31, 2000.

(4) Includes 208,443 shares owned by Mr. Marguglio, and 8,229 shares issuable upon exercise of options which will be exercisable within 60 days of March 31, 2000.

(5) All shares issuable upon exercise of options which will be exercisable within 60 days of March 31, 2000, all of which were granted pursuant to Sonic Solutions Nonemployee Director Stock Option Plan.

(6) All shares issuable upon exercise of options which will be exercisable within 60 days of March 31, 2000.

(7) Includes 38,500 shares owned by Mr. Leighton and 133,417 shares issuable upon exercise of options which will be exercisable within 60 days of March 31, 2000.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Exchange Act requires that our directors, executive officers and persons who own more than ten percent of a registered class of our securities ("10% shareholders") to file with the Commission and the National Association of Securities Dealers, Inc. reports of ownership on Form 3 and reports on change in ownership on Form 4 or Form 5. Such directors, executive officers and 10% shareholders are also required by the Commission's rules to furnish us with copies of all Section 16(a) forms that they file. To our knowledge based solely on a review of copies of forms submitted to us, or written representations from certain reporting persons we believe that none of the required reports were filed on a timely basis during 1999, as Robert J. Doris, Mary C. Sauer, A. Clay Leighton, Christopher Kryzan, Robert Greber and Peter Marguglio each failed to file a Form 5 in a timely manner.

                         DESCRIPTION OF CAPITAL STOCK

          As of the date of this Prospectus, the authorized capital stock of Sonic Solutions consists of 30,000,000 shares of Common Stock, no par value ("Common Stock"), and 10,000,000 shares of Preferred Stock, no par value ("Preferred Stock") .

Common Stock

          As of March 31, 2000, there were 12,050,214 shares of Common Stock outstanding held of record by approximately 175 registered stockholders. We believe however, that many beneficial holders of its common stock have registered their shares in nominee or street name, and that there are substantially more than 175 beneficial owners. The holders of shares of Common Stock are entitled to one vote per share on all matters to be voted on by stockholders, except that holders may cumulate their votes in the election of directors. Subject to preferences that may be applicable to any outstanding Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors in its discretion from funds legally available therefor. In the event of a liquidation, dissolution, or winding up of our business, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any outstanding Preferred Stock. Holders of Common Stock have no preemptive rights and have no rights to convert their Common Stock into any other securities. The outstanding shares of Common Stock are fully paid and nonassessable.

Preferred Stock

          The Board of Directors has the authority to issue up to 10,000,000 shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designation of such series, without any further vote or action by the shareholders. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of Sonic Solutions or making removal of management more difficult without further action by the shareholders and could adversely affect the rights and powers, including voting rights, of the holders of Common Stock.

This could have the effect of decreasing the market price of the Common Stock. In October 1999, we issued 153,846 shares of Series C Convertible Preferred Stock to Hambrecht & Quist Guaranty Finance in return for restructuring the debt owed to them. During fiscal year end March 31, 2000, Hambrecht & Quist Guaranty Finance converted 292,340 shares of Preferred Stock into Common Stock. During June 2000, Hambrecht & Quist Guaranty Finance converted all their remaining shares of Preferred Stock (155,544 shares) into Common Stock. We have no present plans to issue any additional shares of Preferred Stock.

     Warrants

     In connection with the receipt by Sonic Solutions of a financing facility in December 1996, we issued warrants to purchase 130,100 shares of Common Stock at an exercise price of $7.00 per share (the "$7 Warrants") and warrants to purchase 130,100 shares of Common Stock at an exercise price of $10.00 per share (the "$10 Warrants"). The warrants may be exercised at any time on or before December 24, 2003. In December 1997, all of the $7 Warrants were exercised. In March 1998, in connection with renegotiation of the terms of the financing facility, the exercise price of 90,000 of the $10 Warrants was reduced to $3.25. In October 1999, in connection with the Hambrect & Quist restructuring of debt discussed above, we issued warrant to purchase 120,000 shares of Common Stock at $2.50 per share.

                                 LEGAL MATTERS

     The legality of the issuance of the securities being offered hereby is being passed upon for Sonic Solutions by Heller Ehrman White & McAuliffe, Palo Alto, California.

                                    EXPERTS

     The audited financial statements and schedule of Sonic Solutions as of March 31, 1999 and 2000 and for each of the years in the three year period ended March 31, 2000 have been incorporated in the registration statement in reliance upon the reports of KPMG LLP, independent public accountants, appearing elsewhere herein and upon the authority of said firm as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS

Independent auditors report...........................................................  F-2

Balance Sheets:.......................................................................  F-3

Statements of Operations..............................................................  F-4

Statements of Shareholders' Equity....................................................  F-5

Statements of Cash Flows..............................................................  F-6

Notes to Financial Statements.........................................................  F-7

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Sonic Solutions:

     We have audited the accompanying balance sheets of Sonic Solutions as of March 31, 1999 and 2000, and the related statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended March 31, 2000 and the related financial statement schedule. These financial statements and financial statement schedule are the responsibility of Sonic Solutions' management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sonic Solutions as of March 31, 1999 and 2000 and the results of its operations and its cash flows for each of the years in the three-year period ended March 31, 2000, in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

                              /s/ KPMG LLP

San Francisco, California
April 28, 2000, except as to note 11 which is as of May 4, 2000

                             FINANCIAL STATEMENTS

                                SONIC SOLUTIONS

                                BALANCE SHEETS
              (in thousands, except share and per share amounts)

                                                                                               March 31               June 30
                                                                                     -----------------------     -----------------
                                                                                         1999           2000           2000
                                                                                     ---------       -------     -----------------
                                                                                                                    (Unaudited)
Assets
Current assets:
 Cash and cash equivalents....................................................       $  2,414          5,179             3,657
 Accounts receivable, net of allowance for returns and doubtful accounts of
  $599 and $930 at March 31, 1999 and 2000 and $1,063 at June 30, 2000,
   respectively...............................................................          5,403          4,635             5,657
  Inventory...................................................................            807            945             1,008
  Prepaid expenses and other current assets...................................            287            425               331
                                                                                     --------        -------           -------
  Total current assets........................................................          8,911         11,184            10,653
Fixed assets, net.............................................................          2,313          1,515             1,351
Purchased and internally developed software costs, net........................          2,385          1,876             1,727
Other assets..................................................................            156            393               411
                                                                                     --------        -------           -------
  Total assets................................................................       $ 13,765         14,968            14,142
                                                                                     ========        =======           =======
Liabilities And Shareholders' Equity
Current liabilities:
  Accounts payable and accrued liabilities....................................       $  4,359          4,306             4,826
  Bank note payable...........................................................            500            ---               ---
  Deferred revenue and deposits...............................................          1,318          1,224             1,245
  Subordinated debt, current portion..........................................          1,419            600               485
  Current portion of obligations under capital leases.........................            148             78                62
                                                                                     --------        -------           -------
  Total current liabilities...................................................          7,744          6,208             6,618
Obligations under capital leases, net of current portion......................             89             10                 2
                                                                                     --------        -------           -------
  Total liabilities...........................................................          7,833          6,218             6,620
Commitments and contingencies
Shareholders' Equity
 Convertible preferred stock, no par value, 10,000,000 shares authorized:
  294,038, 155,544 and 0 shares issued and outstanding at March 31, 1999, 2000
  and June 30, 2000, respectively.............................................            956            506               ---
 Common stock, no par value, 30,000,000 shares authorized; 9,468,123,
  12,050,214 and 12,350,230 shares issued and outstanding at March 31, 1999,
  2000, and June 30, 2000 respectively........................................         18,121         27,083            27,607
 Accumulated deficit..........................................................        (13,145)       (18,839)          (20,085)
                                                                                     --------        -------           -------
   Total shareholders' equity.................................................          5,932          8,750             7,522
                                                                                     --------        -------           -------
   Total liabilities and shareholders' equity.................................       $ 13,765         14,968            14,142
                                                                                     ========        =======           =======

                    See accompanying notes to financial statements

                                SONIC SOLUTIONS


                           STATEMENTS OF OPERATIONS

                   (in thousands, except per share amounts)

                                                                                Years Ended March 31,       Quarters Ended March 30,
                                                                            -----------------------------   ------------------------
                                                                              1998     1999        2000        1999          2000
                                                                            -------  --------   ---------   -----------   ----------
                                                                                                                    (unaudited)

Net revenue.............................................................    $19,881    21,899    20,827         5,591        5,001
Cost of revenue.........................................................     10,209     9,547     8,992         2,672        1,734
                                                                            -------  --------   -------      --------      -------
Gross profit............................................................      9,672    12,352    11,835         2,919        3,267
                                                                            -------  --------   -------      --------      -------
Operating expenses:
 Marketing and sales....................................................      7,257     7,216     8,938         2,151        2,347
 Research and development...............................................      6,037     5,137     6,155         1,600        1,351
 General and administrative.............................................      1,603     1,556     2,284           368          773
                                                                            -------  --------   -------      --------      -------
 Total operating expenses...............................................     14,897    13,909    17,377         4,119        4,471
                                                                            -------  --------   -------      --------      -------
 Operating loss.........................................................     (5,225)   (1,557)   (5,542)       (1,200)      (1,204)
Other expense, net......................................................       (651)     (302)     (249)          (51)         (42)
                                                                            -------  --------   -------      --------      -------
 Loss before income taxes...............................................     (5,876)   (1,859)   (5,791)       (1,251)      (1,246)
Provision (benefit) for income taxes....................................        ---       ---       (97)          (97)         ---
                                                                            -------  --------   -------      --------      -------
 Net loss...............................................................     (5,876)   (1,859)   (5,694)       (1,154)      (1,246)

 Beneficial conversion feature given to preferred shareholders..........        ---       ---       110           ---          ---
 Dividends paid to preferred shareholders...............................        ---        53        49            14            8
                                                                            -------  --------   -------      --------      -------
 Net loss applicable to common shareholders.............................    $(5,876)   (1,912)   (5,853)       (1,168)      (1,254)
                                                                            =======  ========   =======      ========      =======
 Basic and diluted loss per share applicable to common shareholders.....    $ (0.76)    (0.21)    (0.56)        (0.12)       (0.10)
                                                                            =======  ========   =======      ========      =======
 Weighted average shares used in computing per share amounts............      7,761     8,896    10,460         9,476       12,201
                                                                            =======  ========   =======      ========      =======


                See accompanying notes to financial statements

                                SONIC SOLUTIONS
                      STATEMENTS OF SHAREHOLDERS' EQUITY
                                (in thousands)



                                                     Preferred stock      Common stock
                                                     ---------------      ------------                        Total
                                                                                            Accumulated   Shareholders'
                                                   Shares     Amount    Shares    Amount      deficit        Equity
                                                   ------     ------    ------    ------      -------        ------
Balances at March 31, 1997........................    ---     $  ---      7,596   13,840    (5,410)           8,430
 Exercise of common stock options.................    ---        ---         50       84       ---               84
 Issuance of preferred stock......................    462      1,500        ---      ---       ---            1,500
 Equity line of credit issuances, net of
    issuance costs of $197........................    ---        ---        618    1,253       ---            1,253
 Exercise of warrants.............................    ---        ---         38      ---       ---              ---
 Issuance of warrants.............................    ---        ---        ---       27       ---               27
 Net loss.........................................    ---        ---        ---      ---    (5,876)          (5,876)
                                                     ----     ------     ------   ------   -------           ------


Balances at March 31, 1998........................    462      1,500      8,302   15,204   (11,286)           5,418
 Exercise of common stock options.................    ---        ---         64      143       ---              143
 Equity line of credit issuances, net of
    issuance costs of $75.........................    ---        ---        904    2,283       ---            2,283
 Conversion of preferred stock....................   (168)      (544)       168      544       ---              ---
 Preferred stock dividends........................    ---        ---        ---      (53)      ---              (53)
 Exercise of warrants.............................    ---        ---         30      ---       ---              ---
 Net loss.........................................    ---        ---        ---      ---    (1,859)          (1,859)
                                                     ----     ------     ------   ------   -------           ------

Balances at March 31, 1999........................    294        956      9,468   18,121   (13,145)           5,932
 Exercise of common stock options.................    ---        ---        298      773       ---              773
 Equity line of credit issuances, net of
    issuance costs of $363........................    ---        ---      1,800    7,053       ---            7,053
 Issuance of preferred stock......................    154        500        ---      ---       ---              500
 Conversion of preferred stock....................   (292)      (950)       464      950       ---              ---
 Preferred stock dividends........................    ---        ---        ---      (49)      ---              (49)
 Return to preferred stock shareholders as a
    result of beneficial conversion feature.......    ---        ---        ---     (110)      ---             (110)
 Preferred stock beneficial conversion
    feature.......................................    ---        ---        ---      110       ---              110
 Issuance of warrants.............................    ---        ---        ---      235       ---              235
 Exercise of warrants.............................    ---        ---         20      ---       ---              ---
 Net loss.........................................    ---        ---        ---      ---    (5,694)          (5,694)
                                                     ----     ------     ------   ------   -------           ------

Balances at March 31, 2000........................    156        506     12,050   27,083   (18,839)           8,750
 Exercise of common stock options (unaudited).....    ---        ---         43       82       ---               82
 Costs associated with equity line (unaudited)....    ---        ---        ---      (56)      ---              (56)
 Conversion of preferred stock (unaudited)........   (156)      (506)       257      506       ---              ---
 Preferred stock dividends (unaudited)............    ---        ---        ---       (8)      ---               (8)
 Net loss (unaudited).............................    ---        ---        ---      ---    (1,246)          (1,246)
                                                     ----     ------     ------   ------   -------           ------
Balances at June 30, 2000 (unaudited).............    ---     $  ---     12,350   27,607   (20,085)           7,522
                                                     ====     ======     ======   ======   =======           ======

                See accompanying notes to financial statements

                                SONIC SOLUTIONS
                           STATEMENTS OF CASH FLOWS
                                (in thousands)

                                                                             Years Ended March 31,         Quarters Ended June 30,
                                                                        -------------------------------- --------------------------
                                                                          1998       1999        2000        1999          2000
                                                                        --------- ----------- ---------- ------------   -----------
                                                                                                                (unaudited)
Cash flows from operating activities:
Net loss                                                                 $(5,876)    (1,859)   (5,694)         (1,154)     (1,246)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization                                              2,255      2,621     2,958             678         610
Provision for returns and doubtful accounts, net of write-offs                29        (18)      331              50         133
Interest expense amortization                                                482         60       ---             ---          50
Changes in operating assets and liabilities:
     Accounts receivable                                                    (122)    (2,187)      437            (436)     (1,155)
     Inventory                                                               641       (173)     (138)              9         (63)
     Refundable income taxes                                                 450        148       ---             ---         ---
     Prepaid expenses and other current assets                               254         30      (138)            (76)         94
     Other assets                                                           (200)       (72)     (237)              4         (18)
     Accounts payable and accrued liabilities                                344      1,044       (53)            299         520
     Deferred revenue and deposits                                           331        282       (94)             32          21
                                                                         -------     ------   -------         -------     -------
        Net cash used in operating activities                             (1,412)      (124)   (2,628)           (594)     (1,054)
                                                                         -------     ------   -------         -------     -------
Cash flows from investing activities:
     Purchase of fixed assets                                               (787)      (913)     (850)           (166)       (120)
     Additions to purchased and internally developed software             (1,849)      (696)     (801)           (225)       (177)
                                                                         -------     ------    ------         -------     -------
        Net cash used in investing activities                             (2,636)    (1,609)   (1,651)           (391)       (297)
                                                                         -------     ------   -------         -------     -------
Cash flows from financing activities:
     Proceeds from exercise of common stock options                           84        143       773              13          82
     Repayments of subordinated debt                                         (55)      (568)      (84)            ---        (165)
     Proceeds (costs) from equity line financing                           1,253      2,283     7,053             (40)        (56)
     Borrowings on line of credit                                            500        420       422             ---         ---
     Repayments of line of credit                                            ---       (420)     (922)            ---         ---
     Principal payments on capital leases                                    (88)      (137)     (149)            (37)        (24)
     Payment of dividends                                                    ---        (53)      (49)            (14)         (8)
     Amorotization of warrants                                               ---        ---       ---              30         ---
     Issuance of warrants                                                     27        ---       ---             ---         ---
                                                                         -------     ------   -------         -------     -------
       Net cash provided by (used by) financing activities                 1,721      1,668     7,044             (48)       (171)
                                                                         -------     ------   -------         -------     -------
Net increase (decrease) in cash and cash equivalents                      (2,327)       (65)    2,765          (1,033)     (1,522)
Cash and cash equivalents, beginning of period                             4,806      2,479     2,414           2,414       5,179
                                                                         -------     ------   -------         -------     -------
Cash and cash equivalents, end of period                                 $ 2,479      2,414     5,179           1,381       3,657
                                                                         =======     ======   =======         =======     =======
Supplemental disclosure of cash flow information:
  Interest paid                                                          $   265         71       109              27          15
                                                                         =======     ======   =======         =======     =======
  Income taxes paid                                                      $    13          9         4               2           2
                                                                         =======     ======   =======         =======     =======
  Noncash financing and investing activities:
     Assets acquired through capital lease                               $   221        ---       ---             ---         ---
                                                                         =======     ======   =======         =======     =======
     Conversion of preferred stock to common stock                       $   ---        544       956              25         506
                                                                         =======     ======   =======         =======     =======
     Conversion of subordinated debt to preferred stock                  $ 1,500        ---       500             ---         ---
                                                                         =======     ======   =======         =======     =======
     Issuance of warrants associated with conversion of
        subordinated debt                                                $   ---        ---       235             ---         ---
                                                                         =======     ======   =======         =======     =======

     Beneficial conversion feature given to preferred
        shareholders                                                     $   ---        ---       110             ---         ---
                                                                         =======     ======   =======         =======     =======

                See accompanying notes to financial statements

                                SONIC SOLUTIONS
                         NOTES TO FINANCIAL STATEMENTS
                         March 31, 1998, 1999 and 2000

                 (Information as of June 30, 2000 and for the
                  three-month periods ended June 30, 1999 and
                              2000 is unaudited).

(1)  SUMMARY OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES

(a)  Operations

     We develop workstations used by professionals to edit and process digital audio and digital video. Our products are computer based, and usually include both plug-in hardware and applications software installed on a personal computer. Our customers use various kinds of peripheral devices -- for example, disk drives, streaming tape drives, and audio and video tape recorders -- along with our products. Although we do not manufacture or sell the personal computer or peripheral devices used with our products, we typically talk about the complete configuration of personal computer, Sonic hardware, Sonic software, and peripherals as a Sonic workstation.

     We currently market two workstation product lines: SonicStudio(TM) and DVD Creator(TM). SonicStudio is a line of professional audio workstations that our customers use to prepare audio for release on digital audio compact discs, for release with video and film entertainment, and for broadcast on radio. DVD Creator is a line of DVD-Video/Audio production workstations which supports the preparation and assembly of video and audio assets for release on the new DVD-Video disc format and the upcoming DVD-Audio disc format.

     During the fiscal year ended March 31, 2000, we introduced and began shipments of two new products: DVDit!(TM) and DVD Fusion(TM). DVD it! is an authoring application which provides simplified DVD authoring capabilities to consumer, "prosumer," and some professional users. DVD Fusion, which is a part of our DVD Creator product line, provides video producers and editors a comprehensive set of tools for encoding, authoring and proofing DVD-Video titles derived from projects created on non-linear video editing systems.

     Our products generally include application software and specialized hardware installed on a personal computer. Our products are designed to improve the productivity and effectiveness of media professionals, enabling them to process and manipulate more material in a given amount of time and to achieve results which would have been impossible using traditional linear analog or digital technology.

(b)  Use of Estimates and Certain Concentrations

     The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

     We are dependent on sole-source suppliers for certain key components used in our products. We purchase these sole-source components pursuant to purchase orders placed from time to time. We do not carry significant inventories of these components, and have no guaranteed supply agreements. Any extended future interruption or limitation in the supply of any of the components obtained from a single source could have a material adverse effect on our results of operations.

(c)  Revenue Recognition

     Revenue is derived from product sales and maintenance contracts. Revenue from product sales is recognized upon shipment of the products. Revenue from software maintenance, including maintenance sold with the product, is recognized on a straight-line basis over the term of the agreement, generally one year.

     We recognize revenue in accordance with Statement of Position (SOP) 97-2, "Software Revenue Recognition". The statement provides specific industry guidance and stipulates that revenue recognized from software arrangements is to be allocated to each element of the arrangement based on the relative fair values of the elements, based on objective evidence which is specific to the vendor. Our adoption of SOP 97-2 on April 1, 1998 did not have a material impact on revenue recognition.

     Revenue from sales to distributors and dealers may be subject to agreements allowing limited rights of return and exchange. Accordingly, we provide reserves for estimated future returns and exchanges at the time of the sale as a reduction of revenue.

     Cost of revenue includes hardware product costs, third party hardware costs, amortization of capitalized software and third party software royalties.

(d)  Cash Equivalents

     Cash equivalents consist of short-term, highly-liquid investments with original maturities of ninety days or less. Cash equivalents are generally invested in money market funds.

(e)  Inventory

     Inventory is valued at the lower of cost, determined on a first-in, first-out basis, or market. Inventory consists of raw materials, work in process and original equipment manufacturer's goods.

(f)  Fixed Assets

     Fixed assets consist of furniture and equipment and are recorded at cost. Equipment under capital leases is stated at the present value of minimum lease payments at the inception of the lease. Depreciation of furniture and equipment is provided using the straight-line method over the estimated useful lives of the respective assets which are generally three to five years. Equipment held under capital leases is amortized over the shorter of the lease term or the estimated useful life of the asset.

(g)  Purchased and Internally Developed Software Costs

     In accordance with Statement of Financial Accounting Standards (SFAS) No. 86 "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed," purchased software and software product development costs are capitalized when a product's technological feasibility has been established and then is amortized over a future period. Amortization begins when a product is available for general release to customers. Amortization of capitalized software costs, for both internally developed and purchased software products, is computed on a straight- line basis over the estimated economic life of the product, which is generally three years, or on a basis using the ratio of current revenue to the total of current and anticipated future revenue, whichever is greater. All other research and development expenditures are charged to research and development expense in the period incurred.

(h)  Income Taxes

     We account for income taxes under the asset and liability method of accounting. Under the asset and liability method, deferred tax assets and liabilities are recognized based on the future tax consequences attributable to differences between the financial statement carrying amount of existing assets and liabilities and their respective tax bases.

(i)  Basic and diluted loss per share

     SFAS No. 128 "Earnings Per Share" requires the presentation of basic net income per share, and for companies with complex capital structures, diluted net income per share.

     The following table sets forth the computations of shares and net loss per share, applicable to common shareholders used in the calculation of basic and diluted net loss per share for the years ended March 31, 1998, 1999 and 2000 and the quarters ended June 30, 1999 and 2000 (in thousands, except per share data):

                                                                          Years Ended March 31,          Quarters Ended June 30,
                                                                      ----------------------------      -------------------------
                                                                       1998       1999       2000         1999             2000
                                                                      -------    ------     ------      --------         --------
Net loss.........................................................     $(5,876)   (1,859)    (5,694)       (1,154)          (1,246)
Beneficial conversion feature given to preferred shareholders....          --        --        110            --               --
Dividends paid to preferred shareholders.........................          --        53         49            14                8
                                                                      -------    ------     ------      --------         --------
Net loss applicable to common shareholders.......................     $(5,876)   (1,912)    (5,853)       (1,168)          (1,254)
                                                                      =======    ======     ======      ========         ========

Weighted average number of common shares outstanding............        7,761     8,896     10,460         9,476           12,201
                                                                      =======    ======     ======      ========         ========

Basic and diluted net loss per share applicable to common
shareholders.....................................................
                                                                      $ (0.76)    (0.21)     (0.56)        (0.12)           (0.10)
                                                                      =======    ======     ======      ========         ========

     As of March 31, 1998, 1999 and 2000 and June 30, 1999 and 2000 potentially dilutive shares totaling 2,060,166; 1,834,502; 1,253,947; 2,309,257; and
845,010, respectively, for convertible preferred stock and options with exercise prices less than the average market price that could dilute basic earnings per share in the future, were not included in earnings per share as their effect was anti-dilutive for those periods.

(j)  Concentrations of Credit Risk

     Financial instruments which potentially subject our company to concentrations of credit risk are trade receivables. We manufacture and sell our products to customers who are primarily audio and video and graphic arts professionals who prepare sound, video and graphics for use in the music recording, video, film and broadcast and printing industries or for corporate in-house use and to dealers who support such customers. Management believes that any risk of credit loss is significantly reduced due to the diversity of its end users and their dispersion across many geographic sales areas. We maintain an allowance for doubtful accounts to provide against potential credit losses.

(k)  Stock-Based Compensation

     Our company has various stock-based compensation plans, as discussed in
Note 7. We have accounted for the effect of our stock based compensation plans under Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees". We have elected to adopt only the disclosure based requirements of SFAS No. 123 "Accounting for Stock-Based Compensation" and as such have disclosed the pro forma effects on net income (loss) and net income (loss) per share data as if we had elected to use the fair value approach to account for all our employee stock-based compensation plans.

(l)  Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of

     We account for long-lived assets, including intangibles, at amortized cost. As part of our ongoing review of the valuation and amortization of long-lived assets, we assess the carrying value of such assets if the facts and circumstances suggest that they may be impaired. As a result, we have determined that our long-lived assets are not impaired as of March 31, 2000 and 1999.

(m)  Recently Issued Accounting Pronouncements

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, as amended by SFAS No. 137, "Accounting for Derivative instruments and hedging activities". We are required to adopt SFAS No. 133 in the first quarter of fiscal year 2002. We do not anticipate that SFAS No. 133 will have a material impact on our financial statements.

     In December 1999, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin No. 101 (SAB 101), "Revenue Recognition in Financial Statements", as amended by SAB 101A, which provides guidance on the recognition, presentation, and disclosure of revenue in financial statements filed with the SEC. SAB 101 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosures related to revenue recognition policies. We do not expect the adoption of SAB 101 to have a material effect on our financial position or results of operations.

     In March 2000, the Emerging Issues Task Force (EITF) Issue No. 00-2, "Accounting for Web Site Development Costs", which outlines the accounting criteria for costs related to the development of web sites. We will be required to adopt EITF Issue No. 00-2 in fiscal quarters beginning after June 30, 2000. We are in the process of assessing any impact that the adoption of EITF Issue No. 00-2 will have on our financial position or results of operations.

     In March 2000, the EITF published their consensus on EITF Issue No. 00-3, "Application of AICPA Statement of Position 97-2, Software Revenue Recognition to Arrangements that Include the Right to Use Software Stored on Another Entity's Hardware". EITF Issue No. 00-3 outlines the accounting criteria for hosting arrangements. We do not expect the adoption of EITF Issue No. 00-3 to have a material effect on our financial position or results of operations.

     In March 2000, the Financial Accounting Standards Board issued FASB Interpretation No. 44, "Accounting For Certain Transactions involving Stock Compensation". FASB Interpretation No. 44 clarifies the application of APB Opinion No. 25 for certain issues. The FASB Interpretation No. 44 is effective July 1, 2000. We are in the process of assessing any impact that the adoption of FASB Interpretation No. 44 will have on our financial statements.

(n)  Comprehensive Income

     SFAS No. 130 establishes standards for the reporting and disclosure of comprehensive income and its components which will be presented in association with our company's financial statements. Comprehensive income is defined as the change in a business enterprise's equity during a period arising from transactions, events or circumstances relating to nonowner sources, such as foreign currency translation adjustments and unrealized gains or losses on available-for-sale securities. It includes all changes in equity during a period except those resulting from investments by or distributions to owners. For the fiscal years ended March 31, 1998, 1999 and 2000, net income and comprehensive income were equivalent. Accordingly, the adoption of SFAS No. 130 had no impact on our financial reporting.

(o)  Unaudited Interim Financial Statements

     The accompanying unaudited interim financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. In the opinion of management, the accompanying unaudited interim financial statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting of normal recurring adjustments, necessary for the fair presentation of the Company's financial position at June 30, 2000 and the results of its operations and its cash flows for the three months ended June 30, 1999 and 2000. Results for the three months ended June 30, 2000 are not necessarily indicative of future results of operations.

(2)  INVENTORY


     The components of inventory consist of (in thousands):

                                                                 March 31,               June 30,
                                                        ---------------------------   -------------
                                                            1999              2000         2000
                                                        -----------       ---------   -------------
         Finished Goods                                       $ 603            387         487
         Work-in-process                                        187             75          64
         Raw materials                                           17            483         457
                                                              -----           ----       -----
                                                              $ 807            945       1,008
                                                              =====           ====       =====

(3)  FIXED ASSETS

     Fixed assets consist of (in thousands):

                                                                March 31,                  June 30,
                                                        ---------------------------   ---------------
                                                            1999             2000           2000
                                                        -----------        --------   ---------------
          Equipment, furniture and fixtures                 $ 4,781          5,382          5,492
          Demonstration equipment                             1,733          1,888          1,890
          Parts used in service, not held for sale            1,401          1,495          1,503
                                                            -------         ------          -----
                                                              7,915          8,765          8,885
          Less accumulated depreciation                      (5,602)        (7,250)        (7,534)
                                                            -------         ------          -----
                                                            $ 2,313          1,515          1,351
                                                            =======         ======          =====

     Depreciation expense was $1,397,000, $1,365,000 and $1,648,000 for the years ended March 31, 1998, 1999, and 2000, and $284,000 for the quarter ended June 30, 2000, respectively. As of March 31 and June 30, 2000, fixed assets held under capital lease totaled $315,000 and accumulated depreciation on those assets totaled $253,000 and $276,000, respectively.

(4)  PURCHASED AND INTERNALLY DEVELOPED SOFTWARE COSTS

     Capitalized software costs consist of (in thousands):


                                                                March 31,                  June 30,
                                                        ---------------------------   ----------------
                                                           1999            2000             2000
                                                        -----------     -----------    ---------------
          Purchased software                                $   365            409            427
          Internally developed software                       5,278          6,035          6,195
                                                            -------         ------         ------
                                                              5,643          6,444          6,622
          Accumulated amortization                           (3,258)        (4,568)        (4,895)
                                                            -------         ------         ------
                                                            $ 2,385          1,876          1,727
                                                            =======         ======         ======

     Amortization of capitalized software costs was $859,000, $1,255,000 and $1,310,000 for the years ended March 31, 1998, 1999 and 2000, respectively.

(5)  ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

     Accounts payable and accrued liabilities consist of (in thousands):

                                                               March 31,               June 30,
                                                       --------------------------    -----------
                                                          1999            2000           2000
                                                       ----------       ---------    -----------
          Accounts payable                                $1,988            1,089          1,720
          Commissions payable                                428              653            593
          Accrued compensation and benefits                  555              903            996
          Accrued expenses                                 1,388            1,661          1,517
                                                          ------            -----          -----
                                                          $4,359            4,306          4,826
                                                          ======            =====          =====


(6)  CREDIT FACILITIES AND DEBT RESTRUCTURING

     In December, 1996, we entered into a Loan and Security Agreement with Silicon Valley Bank. This Agreement, which we sometimes refer to as our "bank credit line", has been modified or renewed at various times since December 1996. The current bank credit line (renewed in September, 1999) provides for up to $2,500,000 in available borrowings based upon our eligible accounts receivable balances. The current bank credit line will expire on September 28, 2000. This bank credit line provides for a variety of covenants, including among other things, that we maintain certain financial ratios. The bank credit line is collateralized by a security interest in substantially all of our assets. Interest on borrowings under this agreement is payable monthly at a rate of one and one quarter percent in excess of the prime rate. On March 31, 2000, there were no borrowings outstanding under this agreement.

     Since December 1996, we have entered into a couple of different financing arrangements with Hambrecht & Quist Guaranty Finance, including a $5,100,000 financing facility and a $7,000,000 equity-based line of credit. In March 1998, $3,000,000 of the $5,100,000 financing facility was restructured into $1,500,000 of convertible preferred stock (461,538 shares) and $1,500,000 of debt. The debt had an interest rate of 7.25% and was due in October 1999. During the year ended march 31, 2000, 292,000 shares of the convertible preferred stock were converted to common stock.

     In October, 1999, we renegotiated our financing arrangement with Hambrecht & Quist Guaranty Finance. The agreement we reached involved the restructuring of $1,500,000 debt into 153,846 shares of Series C Convertible Preferred Stock and $1,000,000 of debt. The interest rate on the restructured debt is 7.25% and the debt and interest are payable in monthly installments through April 30, 2001. In connection with this agreement, we issued warrants to purchase 120,000 common shares at an exercise price of $2.50. These warrants expire on April 30, 2006. We also enhanced the conversion rate of Hambrecht & Quist's existing Series C Convertible Preferred Stock so that each share of Series C Convertible Preferred Stock is convertible into 1.625 shares of Common Stock. The beneficial conversion feature, warrants and new debt were recorded at their relative fair values. We recorded $345,000 of deferred financing costs attributable to this finance restructuring with Hambrecht & Quist Guaranty. This amount is being amortized using the effective interest rate method to interest expense over the term of the financing facility (18 months). The value of the warrants was estimated using the Black-Scholes option pricing model and the following assumptions: volatility of .50, risk free interest rate of 6% and expected life equal to the contractual terms. We filed a Form S-3 Registration Statement under the Securities Act of 1933 to register the shares of the common stock which underlie the Series C Convertible Preferred Stock and the 120,000 shares of our common stock which underlie the warrants issued to Hambrecht & Quist Guaranty Finance.

     In December, 1997, we secured a $7,000,000 equity-based line of credit. Under this arrangement, we had the right to draw up to a total of $7,000,000 in cash in exchange for common stock. Pricing of the common stock issued was based on the market price of our common stock at the time of a draw subject to a 14% discount and a 4% commission payable in common stock. The availability of the credit line, and the amounts and timing of draws under the line were subject to a number of conditions. In January, 1998, we filed a Form S-3 Registration Statement under the Securities Act of 1933 to register the resale of shares issued under this credit line. Under this equity-based line of credit, we drew a total of $3,808,000 and issued 1,522,000 shares of our common stock during fiscal years 1998 and 1999. This facility is no longer available to us.

     On May 20, 1999, we secured an equity-based line of credit by entering into a new stock purchase agreement with Kingsbridge. Under the arrangement, we were able to draw up to $12,000,000 in cash in exchange for common stock; provided, however, that in any event we could not sell more than a total of 1,800,000 shares to Kingsbridge under this arrangement. Pricing of the common stock issued under this arrangement was based on the market price of our common stock at the time of a draw, discounted by 10% or 12%, depending upon the price of our common stock. The availability of the credit line, and the amounts and timing of draws under the line were subject to a number of conditions. On May 27, 1999, we filed a Registration Statement on Form S-1 to register for resale the shares we issued to Kingsbridge under this credit line and on August 12, 1999 the Statement became effective. During the fiscal year ended March 31, 2000, we drew $7,408,000 from the credit line for which we issued 1,800,000 shares of common stock. Because of limitations on the total number of shares that can be issued under this line of credit, this facility is no longer available to us and was terminated on March 14, 2000.


(7)  SHAREHOLDERS' EQUITY

     Convertible Preferred Stock

     In October, 1999, we issued 153,846 shares of Series C Convertible Preferred Stock to Hambrecht & Quist Guaranty Finance in conjunction with our renegotiated financing arrangement with them. Also, in conjunction with the new financing arrangement we changed the conversion rate of all of our outstanding Series C Convertible Preferred Stock so that each share of Series C Convertible Preferred Stock is convertible into 1.625 shares of Common Stock.

     Stock Options

     Under our September 1989 Stock Option Plan (the Plan), options to purchase up to an aggregate of 2,090,000 shares of common stock may be granted to key employees, directors and consultants. Grants of options to the directors of Sonic Solutions may not exceed 140,000 shares. The Plan provides for issuing both incentive stock options, which must be granted at fair market value at the date of grant, and nonqualified stock options, which must be granted at not less than 85% of fair market value of the stock. All options to date have been granted as incentive stock options. Options under the Plan generally vest over four years from the date of grant. The options generally expire ten years from the date of grant and are canceled three months after termination of employment. Our Board of Directors and Chief Executive Officer administer the Plan.

     During 1995, we adopted the 1994 NonEmployee Directors Stock Option Plan which provides for the grant of stock options to Sonic Solutions' nonemployee directors. Under this plan, stock options are granted annually at the fair market value of Sonic Solutions' common stock on the date of grant. The number of options so granted annually is fixed by the plan. Such options generally vest over four years from the grant date. The total number of shares to be issued under this plan may not exceed 100,000 shares. There were 22,000 options outstanding at March 31, 2000, at prices of $2.6560, $2.5625 and $1.6880 per share, of which 8,020 were exercisable.

     In March 1998, the Board of Directors approved the repricing of options at an exercise price equal to fair market value on March 3, 1998 of $2.5625 per share. There were no changes made to the vesting schedules in relation to the repricing.

     In July, 1998, the Board of Directors adopted the Sonic Solutions 1998 Stock Option Plan and the shareholder's approved the 1998 Stock Option Plan in September, 1998. The 1998 Stock Option Plan covers 1,000,000 shares of Common Stock, with an annual increase in the number of shares available for issuance under the Stock Option Plan on the last day of each fiscal year; provided that the total number of shares issuable under the plan shall not exceed 2,000,000.

     A summary of Sonic Solutions' option plans is presented below:

                                             1998                              1999                        2000
                                    ---------------------------      -------------------------    ------------------------
                                                      Weighted                       Weighted                      Weighted
                                                      Average                        Average                       Average
                                                      Exercise                       Exercise                      Exercise
                                     Options            Price           Options        Price       Options           Price
                                   -----------      -----------       -----------   -----------  -----------      -----------
Outstanding at beginning
of year                                  829,699       $5.53             1,660,178       2.89       2,026,333        2.80
Granted                                1,925,150        3.76               670,250       3.08         782,300        2.73
Exercised                                (50,062)       1.70               (64,225)      2.22        (298,208)       2.58
Forfeited                             (1,044,609)       6.66              (239,870)      4.32        (159,386)       4.94
                                      ----------       -----             ---------       ----       ---------        ----
Outstanding at end of year.            1,660,178       $2.89             2,026,333       2.80       2,351,039        2.67
                                      ==========                         =========                  =========
Options exercisable at
 year end                                640,809       $2.82             1,179,191       2.65         902,506        2.54
Fair value of options granted
 during the year                                       $2.22                             2.06                        1.93

     Had compensation cost for our plans been determined consistent with the fair value approach enumerated in SFAS No. 123, our net loss and net loss per share for the years ended March 31, 1998, 1999 and 2000 would have been increased as indicated below (in thousands, except per share data):

                                                                             Years Ended
                                                                              March 31,
                                                                ---------------------------------------
                                                                   1998           1999          2000
                                                                ----------    ------------  -----------
                  Net loss              As Reported                $5,876         1,859         5,694
                                        Pro Forma                  $6,572         3,640         7,532

                  Net loss per share    As Reported                $ 0.76          0.21          0.56
                                        Pro Forma                  $ 0.85          0.41          0.72

     The fair value of options granted was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1998, 1999 and 2000; risk-free interest rate of 5.97%, 4.65% and 6.04%, respectively; expected life of 4 years; 91%, 91% and 97% expected volatility, respectively; and no dividends.

     The effect of applying SFAS No. 123 for disclosing compensation costs may not be representative of the effects on reported net income (loss) for future years because pro forma net income (loss) reflects compensation costs only for stock options granted in fiscal 1996 through 2000 and does not consider compensation costs for stock options granted prior to April 1, 1995.

     The following table summarizes information about stock options outstanding at March 31, 2000.

                                                        Options Outstanding                      Options Exercisable
                                            --------------------------------------    ---------------------------------------
                                                   Weighted
                                   Number           Average            Weighted              Number             Weighted
          Range of             Outstanding at       Remaining          Average           Outstanding at         Average
       Exercise Price          March 31, 2000    Contractual Life   Exercise Price       March 31, 2000      Exercise Price
------------------------     -----------------   ----------------  ----------------   -------------------   ------------------
From $1.43 to $1.75              359,527              7.87               $1.66                164,932               $1.64
From $2.00 to $2.91            1,662,678              8.11                2.56                659,346                2.56
From $3.44 to $3.94              219,084              8.85                3.73                 51,304                3.69
From $4.18 to $4.75               27,250              8.89                4.64                 10,037                4.63
From $5.25 to $5.75               48,500              8.14                5.52                 16,887                5.69
From $6.00 to $6.88               34,000              7.00                6.17                      -                   -
                               ---------              ----               -----                -------               -----

                               2,351.039              8.14               $2.67                902,506               $2.54
                               =========              ====               =====                =======               =====


(8)  INCOME TAXES

     The differences between income taxes computed using the statutory federal income tax rate of 34% and that shown in the statements of operations are summarized as follows (in thousands):

                                                                                    Years Ended March 31,
                                                                     -------------------------------------------------
                                                                         1998               1999              2000
                                                                     -----------         ---------         -----------
Computed tax at statutory rate                                        $(1,998)              (630)            (1,969)
Tax credits utilized                                                      131                105                137
State taxes, net of federal benefit                                         3                  5                  4
Tax exempt interest income                                                (36)               (19)                --
Current year net operating losses, temporary
   differences and credits for which no benefit was
   recognized                                                           1,880                520              1,804
IRS tax refund                                                             --                 --                (99)
Other                                                                      20                 19                 26
                                                                      -------               ----             ------
                                                                      $    --                 --                (97)
                                                                      =======               ====             ======




The components of deferred taxes are as follows (in thousands):

                                                                                           March 31,
                                                                     -----------------------------------------------------
                                                                          1998               1999              2000
                                                                     ------------       -------------    ----------------
Deferred tax assets:
  Accounts receivable                                                  $   254                179               585
  Inventories                                                              542                123                49
  Tax credit carryforwards                                               1,550              2,086             2,440
  Net operating losses                                                   4,103              4,732             6,109
  Accrued vacation pay                                                      62                 55               101
  Commissions                                                               40                  1                 1
  State income taxes                                                         1                 52                62
  Warranty and other                                                        42                 51                37
                                                                       -------             ------            ------
  Gross deferred tax assets                                              6,594              7,279             9,384
                                                                       -------             ------            ------
  Valuation allowance                                                   (5,343)            (6,309)           (8,651)
                                                                       -------             ------            ------
  Total deferred tax assets, net of valuation allowance                  1,251                970               733

Deferred tax liabilities:
  Fixed assets                                                            (174)              (130)             (127)
  Internally developed software                                         (1,077)              (840)             (606)
                                                                       -------             ------            ------
  Total deferred tax liability                                          (1,251)              (970)             (733)
                                                                       -------             ------            ------
  Net deferred taxes                                                   $     -                  -                 -
                                                                       =======             ======            ======

     The net change in the valuation allowance for the year ended March 31, 1999 and 2000 was an increase of approximately $966,000 and $2,343,000, respectively. Management believes that sufficient uncertainty exists regarding the future realization of certain deferred tax assets and, that a valuation allowance is required.

     As of March 31, 2000, we have cumulative federal and California net operating losses of approximately $16,483,000 and $7,263,000, respectively, which can be used to offset future income subject to taxes. The federal tax loss carryforwards will expire beginning in the year 2012 through 2020. The California tax loss carryforwards will expire beginning in the year 2001 through 2005.

     As of March 31, 2000, we have cumulative unused research and development tax credits of approximately $1,747,000 and $858,000 which can be used to reduce future federal and California income taxes, respectively. Federal credit carryforwards expire from 2009 through 2020; California credits will carryforward indefinitely.

     As of March 31, 2000, we have federal minimum tax credit carryforwards of approximately $135,000 which will carry forward indefinitely until utilized.

(9)  COMMITMENTS AND CONTINGENCIES

     (a)  Leases

     In December, 1996, we entered into a leasing agreement to finance the purchase of up to $1,000,000 in equipment, as discussed in Note 6. Lease terms under the agreement are for 42 months and are secured by the leased equipment. We also lease certain facilities and equipment under noncancelable operating leases. Future payments under capital and operating leases that have initial remaining noncancelable lease terms in excess of one year are as follows (in thousands):

                                                                                  Years Ended March 31,
                                                                        -----------------------------------------
                                                                               Capital            Operating
                                                                                Leases             Leases
                                                                        ------------------    ------------------
2001                                                                             $120                 705
2002                                                                               20                 705
2003                                                                                -                 117
2004                                                                                -                   -
2005                                                                                -                   -
Thereafter                                                                          -                   -
                                                                                 ----               -----
Total minimum lease payments                                                      140               1,527
Less amount representing interest                                                 (52)              =====
Less current portion of obligations under capital lease                           (78)
                                                                                 ----
Long-term  obligations under capital lease                                       $ 10
                                                                                 ====


     Rent expense under operating leases for the years ended March 31, 1998, 1999 and 2000 was approximately $847,000, $954,000 and $953,000, respectively.

     (b)  Benefit Plan

     We sponsor a 401(k) savings plan covering most salaried employees. To date, no contributions have been made to this plan by the Company.

     (c)  Other

     We from time to time are subject to routine claims and litigation incidental to our business. We believe that the results of these matters will not have a material adverse effect on our financial condition.

(10) SIGNIFICANT CUSTOMER INFORMATION AND SEGMENT REPORTING

     In 1997, the Financial Accounting Standards Board issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which was adopted by us in 1998. SFAS No. 131 requires companies to report financial and descriptive information about its reportable operating segments, including segment profit or loss, certain specific revenue and expense items and segment assets, as well as information about the revenues derived from our products and services, the countries in which we earn revenue and hold assets, and major customers. The method for determining what information to report is based on the way that management organized the operating segments within our company for making operating decisions and assessing financial performance.

     Our chief operating decision maker is considered to be our Chief Executive Officer ("CEO"). The CEO reviews financial information presented on a consolidated basis accompanied by desegregated information about revenue by product line and revenue by geographic region for purposes of making operating decisions and assessing financial performance. The consolidated financial information reviewed by the CEO is identical to the information presented in the accompanying statement of operations. Therefore, we operate in, and measure our results in a single operating segment. As such, we are required to disclose the following revenue by product line, revenue by geographic and significant customer information:

     Revenues by Product Line:


                                                         Years Ended March 31,                           Quarters Ended June 30,
                                         ------------------------------------------------------     --------------------------------
                                                1998              1999              2000                 1999             2000
                                         --------------     ---------------  ------------------     --------------   ---------------
Revenues
  Consumer DVD                               $     -                 -             1,805                   -               534
  Pro Audio/Video                             19,881            21,899            19,022               5,591             4,467
                                             -------            ------            ------               -----             -----
Total net revenue                            $19,881            21,899            20,827               5,591             5,001
                                             =======            ======            ======               =====             =====

     Our accounting system does not capture meaningful gross margin and operating income (loss) information by product line, nor is such information used by the CEO for purposes of making operating decisions. Accordingly, such information has not been disclosed.


     Revenues by Geographic Location:

                                                                    Years Ended March 31,                  Quarters Ended June 30,
                                                    -------------------------------------------------    ---------------------------
                                                          1998              1999              2000           1999           2000
                                                   --------------       ------------     ------------    -----------    ------------
North America                                          $ 9,612            11,702            11,027           2,889         2,663
 Export:
Europe                                                   4,949             5,707             5,489           1,400         1,335
Pacific Rim                                              4,009             4,218             4,034           1,134           977
Other international                                      1,311               272               277             168            26
                                                       -------            ------            ------           -----         -----
Total net revenue                                      $19,881            21,899            20,827           5,591         5,001
                                                       =======            ======            ======           =====         =====

We sell our products to customers categorized geographically by each customer's country of domicile. We do not have any material investment in long lived assets located in foreign countries for any of the years presented.

     Significant customer information:

                                                                                                     Percent of Total
                                                                                                    Accounts Receivable
                                                    Years Ended March 31,                                March 31,
                                     ----------------------------------------------------      ----------------------------------
                                          1998            1999                   2000                         2000
                                     ------------   ------------------     ---------------     ----------------------------------
Customer A                                  10%              11%                   11%                           6%
Customer B                                   -                -                    10%                           8%

                                                                                         Percent of Total
                                                                                        Accounts Receivable
                                             Quarters Ended June 30,                          June 30,
                                     -------------------------------------      ----------------------------------
                                           1999                   2000                         2000
                                     ------------------     ---------------     ----------------------------------
Customer A                                     9%                   11%                           9%
Customer B                                     4%                   12%                          11%

(11) SUBSEQUENT EVENT

     On May 4, 2000, we secured a new equity-based line of credit by entering into a new Private Equity Line Agreement with Kingsbridge. Under the new agreement, we may draw up to $20,000,000 in cash in exchange for up to 19.9% of our common stock. Pricing of the common stock issued under this agreement is based on the market price of our common stock at the time of a draw subject to discounts ranging from 8% to 12%. Borrowings from this credit facility are subject to the completion of a Registration Statement on Form S-1 to register for resale the shares we may issue to Kingsbridge under this equity-based line of credit.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

     The following table sets forth various expenses in connection with the sale and distribution of the securities being registered. All of the amounts shown are estimates except for the Securities and Exchange Commission Registration Fee.

     Securities and Exchange Commission Registration Fee            $ 2,661
     Accounting Fees                                                 10,000
     Legal Fees and Disbursements                                    30,000
     Miscellaneous                                                   10,000
                                                                    -------
             Total:                                                 $52,661
                                                                    =======

Item 14. Indemnification of Officers and Directors.


     Section 317 of the California Corporations Code permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law. Article III of Sonic Solutions' Amended and Restated Articles of Incorporation provides for the indemnification of officers, directors and third parties acting on behalf of Sonic Solutions to the fullest extent permissible under California law. Sonic Solutions has entered into indemnification agreements with its directors and executive officers to the maximum extent permitted under California law.

Item 15.  Recent Sales of Unregistered Securities

     (a) In March 1998, we issued 461,538 shares of Series C Convertible Preferred Stock to Hambrecht & Quist Guaranty Finance in return for restructuring $3,000,000 debt into $1,500,000 of Series C Convertible Preferred Stock and $1,500,000 of debt. These securities were exempt from registration pursuant to Section 4(2) of the Securities Act. These securities were sold to one investor that represented it was sophisticated and accredited.

     (b) In October 1999, we issued 153,846 shares of Series C Convertible Preferred Stock and warrants to purchase 120,000 shares of Common Stock at $2.50 per share to Hambrecht & Quist Guaranty Finance in return for restructuring the debt owed to Hambrecht & Quist Guaranty Finance. See Management's Discussion and Analysis of Financial Condition and Results of Operations. Each share of Series C Convertible Preferred Stock is convertible into 1.625 shares of Common Stock. These securities were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933. These securities were sold to one investor which represented it was sophisticated and accredited.

     (c) In December 1997, we secured a $7,000,000 equity-based line of credit under which we had the right to draw up to $7,000,000 in cash in exchange for our common stock. The price of our common stock was based on the market price of our common stock at the time of a draw subject to a 14% discount and a 4% commission payable in common stock. During fiscal year ended March 31, 1998, and fiscal year March 31, 1999, we issued 618,130 shares of common stock and 903,870 shares of common stock, respectively. In exchange for the 1,522,000 total shares of common stock issued under such line of credit, we drew $3,988,000. These securities were exempt from registration pursuant to Section 4(2) of the Securities Act.

These securities were sold to one investor that represented it was sophisticated and accredited.

     (d) On May 20, 1999, we entered into an equity-based line of credit with Kingsbridge under which we were authorized to draw up to $12,000,000 in cash in exchange for our common stock. The price of our common stock was based on the market price of our common stock at the time of a draw, discounted by 10% or 12%, depending upon the price of our common stock. During the fiscal year ended March 31, 2000, we issued 1,800,000 shares of our common stock for $7,408,000. These securities were exempt from registration pursuant to Section 4(2) of the Securities Act. These securities were sold to one investor that represented it was sophisticated and accredited.

Item 16. Exhibits and Financial Statement Schedule.

     A.   Exhibits

 Exhibit                                  Description
---------           ---------------------------------------------------------
   4.1              Private equity line agreement between Sonic Solutions and
                    Kingsbridge Capital Limited dated as of May 4, 2000
   4.2              Registration Rights Agreement between Sonic Solutions and
                    Kingsbridge Capital Limited dated as May 4, 2000
   5                Opinion of Heller Ehrman White & McAuliffe
  23.1              Consent of Heller Ehrman White & McAuliffe (included in
                     Exhibit 5)
  23.2              Consent of KPMG LLP
    24              Power of Attorney (See Page II-3)
    27              Financial Data Schedule

     B.    Financial Statement Schedule.

      Valuation and Qualifying Accounts

                         FINANCIAL STATEMENT SCHEDULE

                                SONIC SOLUTIONS

                       VALUATION AND QUALIFYING ACCOUNTS

                   Years Ended March 31, 1998, 1999 and 2000
                                (in thousands)

                                                    Balance at    Charged to     Charged                     Balance
                                                    beginning     costs and      to other                   at end of
                                                    of period      expenses      accounts     Deductions     period
                                                    ---------     ----------     --------     ----------    ---------
Year ended March 31, 1998
     Allowance for doubtful accounts.............        $221             44           --            (42)         223
     Allowance for returns.......................         367             --          190           (163)         394
                                                         ----            ---          ---           ----          ---
                                                         $588             44          190           (205)         617
                                                         ====            ===          ===           ====          ===
Year ended March 31, 1999
     Allowance for doubtful accounts.............        $223             50           --           (133)         140
     Allowance for returns.......................         394             --           85            (20)         459
                                                         ----            ---          ---           ----          ---
                                                         $617             50           85           (153)         599
                                                         ====            ===          ===           ====          ===
Year ended March 31, 2000
     Allowance for doubtful accounts.............        $140            650           --           (319)         471
     Allowance for returns.......................         459             --           --             --          459
                                                         ----            ---          ---           ----          ---
                                                         $599            650           --           (319)         930
                                                         ====            ===          ===           ====          ===

Item 17. Undertakings.

A.   The undersigned Sonic Solutions hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (i) and (ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by Sonic Solutions pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Sonic Solutions pursuant to the provisions described under Item 15 above, or otherwise, Sonic Solutions has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Sonic Solutions of expenses incurred or paid by a director, officer or controlling person of Sonic Solutions in the successful defense of any action, suit or proceeding) is asserted against Sonic Solutions by such Director, officer or controlling person in connection with the securities being registered, Sonic Solutions will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, and the registrant has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Novato, State of California, on the 11th day of October, 2000.

                                                Sonic Solutions

                                                By: /s/ Robert J. Doris
                                                   -----------------------------
                                                    Robert J. Doris, President

                               POWER OF ATTORNEY


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


October 11, 2000                                       /s/ Robert J. Doris
                                                       ------------------------------------------------------
                                                       President and Director
                                                       Robert J. Doris

October 11, 2000                                       /s/ Mary C. Sauer*
                                                       ------------------------------------------------------
                                                       Senior Vice President of Business Development and
                                                       Director Mary C. Sauer

October 11, 2000                                       /s/ Robert M. Greber*
                                                       ------------------------------------------------------
                                                       Director
                                                       Robert M. Greber

October 11, 2000                                       /s/ Peter J. Marguglio*
                                                       ------------------------------------------------------
                                                       Director
                                                       Peter J. Marguglio

October 11, 2000                                       /s/ A. Clay Leighton*
                                                       ------------------------------------------------------
                                                       Senior Vice President of Worldwide Operations and
                                                       Finance and Chief Financial Officer (Principal
                                                       Financial Accounting Officer)
                                                       A. Clay Leighton

                                                       *By: /s/ Robert J. Doris
                                                       ------------------------------------------------------
                                                       Robert J. Doris
                                                       Attorney-in-Fact

                                SONIC SOLUTIONS
                                 EXHIBIT INDEX

Sequentially
  Numbered
  Exhibit                                         Description
------------   -------------------------------------------------------------------------------------
    4.1        Private equity line agreement between Sonic Solutions and Kingsbridge
               Capital Limited dated as of May 4, 2000
    4.2*       Registration Rights Agreement between Sonic Solutions and Kingsbridge
               Capital Limited dated as of May 4, 2000
    5*         Opinion of Heller Ehrman White & McAuliffe
   23.1*       Consent of Heller Ehrman White & McAuliffe (included in Exhibit 5)
   23.2        Consent of KPMG LLP
   24          Power of Attorney (See Page II-3) (previously filed with this Registration Statement)
   27*         Financial Data Schedule


* Previously filed as an exhibit to this registration statement.